UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

        The 2009 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 22, 2009, at 11:00 a.m. at The Renaissance Providence Hotel, 5 Avenue of the Arts, Providence, Rhode Island for the following purposes:

          1.     To elect three directors in Class I for a term of three years and until their successors are duly elected or appointed, which is recommended by the Board of Directors (Items 1 through 3 on the proxy card).

          2.     To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron's independent registered public accounting firm for 2009, which is recommended by the Board of Directors (Item 4 on the proxy card).

          3.     To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on February 27, 2009. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

        Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

        A list of shareholders entitled to vote at the 2009 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

Sincerely,

Lewis B. Campbell Chairman and Chief Executive Officer
Providence, Rhode Island March 11, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009

The Company's Proxy Statement for the 2009 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended January 3, 2009 and the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2009 are available at www.textron.com/Investor Relations—Annual Report and Proxy Materials.

YOUR VOTE IS IMPORTANT

If you are a shareholder of record, you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

        This proxy statement, which is being mailed on or about March 11, 2009, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 22, 2009, at 11:00 am, and at any adjournments or postponements thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

        All shareholders of record at the close of business on February 27, 2009, will be entitled to vote. As of February 27, 2009, Textron had outstanding 243,446,668 shares of Common Stock; 66,923 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 33,944 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

        All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder's identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

        If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

        If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

        If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

 Revoking a Proxy

        Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

Required Vote

        A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

        Election of each of the three nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted "for" a nominee for director must exceed the number of shares voted "against" that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

        Approval of the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For that purpose, if you vote to "abstain" on the proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for such purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

        Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $16,500, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

        Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of American Stock Transfer & Trust Company, LLC ("AST"), Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

 Attending the Meeting

        If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on February 27, 2009, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

        The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected or appointed and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote "For" Lewis B. Campbell, Lawrence K. Fish and Joe T. Ford to Class I. Each nominee presently serves as a director of Textron. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Information is furnished below with respect to each nominee for election and each director continuing in office. H. Jesse Arnelle, a director since 1993, retired from the Board in April 2008. The Board of Directors recommends a vote FOR each of the director nominees (Items 1 through 3 on the proxy card).

Nominees for Director
Class I — Terms Expiring in 2012
Lewis B. Campbell	Director Since 1994

Mr. Campbell, 62, is Chairman and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in 1999, reassumed the title of President in 2001 and again relinquished the title of President in January 2009. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol-Myers Squibb Co.

Lawrence K. Fish	Director Since 1999

Mr. Fish, 64, was Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in 2005 and the title of Chief Executive Officer in 2007 and retiring in March 2009. He is a director of Tiffany & Co.

Joe T. Ford	Director Since 1998

Mr. Ford, 71, was Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002, and he retired as Chairman in November 2007. Mr. Ford currently is a partner in Westrock Capital Partners, LLC, a private investment company. Mr. Ford is a director of EnPro Industries, Inc.

Directors Continuing in Office
Class II — Terms Expiring in 2010
Kathleen M. Bader	Director Since 2004

Ms. Bader, 58, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC. Formerly she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973, held various management positions in Dow's global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill's acquisition of Dow's interest in Cargill Dow and served in that position until her retirement in January 2006.

R. Kerry Clark	Director Since 2003

Mr. Clark, 56, is Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2004, and held that position until leaving the company in April 2006. Mr. Clark is a director of Hauser Capital Partners LLC.

Ivor J. Evans	Director Since 2003

Mr. Evans, 66, was Vice Chairman of Union Pacific Corporation, one of America's leading transportation companies. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. Mr. Evans retired in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Cooper Industries, Arvin Meritor, Inc., Spirit AeroSystems, and is an Operating Partner of Thayer/Hidden Creek.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 67, was Private Secretary and advisor on foreign affairs and defense to British Prime Ministers Margaret Thatcher and John Major from 1983 to 1991. He is currently Chairman of Capital Generation Partners Limited, an investment advisory company, Magna Holdings, an investment company and of LVMH (UK), a luxury goods company. He is a director of Louis Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, Schindler Corporation, and Hong Kong Land Holdings Limited.

James L. Ziemer	Director Since 2007

Mr. Ziemer, 59, is the President and Chief Executive Officer of Harley-Davidson, Inc., a position he has held since April 2005, and has been a director of Harley-Davidson, Inc. since December 2004. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and MV Agusta Group, which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. His career at Harley-Davidson has spanned 40 years.

Class III — Terms Expiring in 2011
Paul E. Gagné	Director Since 1995

Mr. Gagné, 62, is Chairman of the Wajax Income Fund, a leading Canadian distributor and support service provider of mobile equipment, industrial components and power systems, a position he has held since May 2006. Prior to assuming his current position he was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company, serving in that capacity from 1991 until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of CAE Inc., Fraser Papers Inc. and Inmet Mining Corporation.

Dain M. Hancock	Director Since 2005

Mr. Hancock, 67, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin's Aeronautics Company, and is now a consultant of Lockheed Martin Aeronautics. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation's military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of Lockheed Martin Corporation and President of the Aeronautics Company in 2000, serving in that position until he retired in January 2005.

Lloyd G. Trotter	Director Since March 2008

Lloyd G. Trotter, 63, was Vice Chairman of General Electric Company, a diversified technology, media and financial services company, and President and Chief Executive Officer of GE Industrial, one of GE's six principal businesses, a role he assumed in 2006 and held until his retirement in February 2008. Mr. Trotter is now a managing partner of GenNx 360, a private equity buyout firm focused on industrial business-to-business companies. Mr. Trotter previously was Executive Vice President of Operations of GE and, from 2004 to 2006, he served as President and Chief Executive Officer of GE Consumer and Industrial, a role he assumed following the 2004 merger of GE's Consumer Products, Industrial Systems and Supply businesses. He began his GE career in 1970 and held various production, technology and management positions in several GE businesses, before being named a GE Senior Vice President and President and Chief Executive Officer of Industrial Systems in 1998. Mr. Trotter is a director of PepsiCo, Inc.

Thomas B. Wheeler	Director Since 1993

Mr. Wheeler, 72, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a director of Genworth Financial.

The Board of Directors

  Meetings and Organization

        During 2008, the Board of Directors met fifteen times, the Executive Committee of the Board met ten times and a Special Committee of the Board met twice. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. All directors attended at least 75% of the total number of Board and committee meetings. All directors attended the 2008 annual meeting of shareholders, except for Mr. Fish who was traveling outside of the United States.

  Corporate Governance

        Textron's Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in September 2008, meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron's website, www.textron.com, under "Investor Relations—Corporate Governance/Guidelines & Policies," and are also available in print upon request to Textron's corporate secretary. In 2008, the Board approved a waiver to the Guidelines permitting Lord Powell to exceed the limit of six other directorships under the Guidelines.

  Code of Ethics

        Textron's Business Conduct Guidelines, originally adopted in 1979 and most recently revised in December 2008, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron's website, www.textron.com, under "Investor Relations—Corporate Governance/Code of Ethics," and are also available in print upon request to Textron's corporate secretary. Any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable SEC rules will be disclosed on our website, at the address specified above.

  Director Independence

        The Board of Directors has determined that Ms. Bader, Messrs. Arnelle, Clark, Evans, Fish, Ford, Gagné, Hancock, Trotter, Wheeler and Ziemer and Lord Powell, are independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are listed in Appendix A attached hereto and posted on Textron's website as described above. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director's independence. Specifically, the Board considered the fact that: (a) in each of the past three years (1) ALLTEL Corporation, of which Mr. Ford was Chairman, purchased aircraft parts and services from one of our subsidiaries and various other products from another business unit, and our corporate office and certain of our business units paid ALLTEL Corporation for telephone services, in each case in aggregate amounts substantially less than 1% of either company's revenues in any such year, and (2) Textron and certain of our business units purchased products from The Procter and Gamble Company or one of its affiliates, where Mr. Clark served as Vice Chairman until 2006, also in aggregate amounts substantially less than 1% of either company's revenues in any such year; (b) in 2008, (1) ALLTEL also paid deposits in the total aggregate amount of $750,000, to the Cessna Aircraft Company for the purchase of three aircraft for delivery in 2011 and 2012, (2) Textron joint venture, CitationShares, repurchased an aircraft from Cardinal Health, Inc., of which Mr. Clark is Chairman and Chief Executive Officer, pursuant to its standard terms and conditions; (c) in 2007, (1) one of Textron's business units sold products to Natureworks LLC, where Ms. Bader served as President and Chief Executive Officer until 2006; (d) the Textron Charitable Trust made a donation in 2007 of $30,000 to the Eisenhower Fellowships on whose Board Mr. Campbell serves, and in 2007 and 2008, donations of $10,000 and $50,000, respectively, to the Atlantic Partnership on which Lord Powell serves as Chairman; and (e) in 2007 Textron directed payment of an honorarium for an outside speaker in the amount of $3,000, at the speaker's request, to the Harley-Davidson Foundation, which is affiliated with Harley-Davidson, Inc. of which Mr. Ziemer is President and Chief Executive Officer.

  Lead Director

        Textron's Corporate Governance Guidelines require that the Board will meet in executive session for non-management directors without management present at each regularly scheduled Board meeting. Textron's Lead Director (currently Mr. Fish) presides at such sessions. Additional executive sessions may be convened at any time at the request of a director, and in such event the Lead Director shall preside. Shareholders or other interested parties may communicate with the Lead Director by using one of the methods described in the following section, "Shareholder Communications to the Board."

  Shareholder Communications to the Board

        Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non-management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail at textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director or the specified director.

  Compensation of Directors

        During 2008, for their service on the Board, non-employee directors were paid an annual retainer of $215,000. Non-employee directors who served on the Executive Committee, the Special Committee or one of the standing committees, other than the Audit Committee, received $1,500 for each committee meeting attended. Non-employee directors who served on the Audit Committee received $2,500 for each committee meeting attended. The chairman of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $10,000 and $12,500 per year, and the Lead Director an additional $15,000 per year.

        During 2008, Textron maintained a deferred income plan for non-employee directors (the "Directors Deferred Income Plan") under which they could defer all or part of their cash compensation until retirement from the Board. Deferrals were made either into an interest bearing account which bore interest at the greater of 8% or the Moody's Corporate Bond Yield Index rate, but in either case, not to exceed 120% of the Applicable Federal Rate as provided under Section 1274(d) of the Internal Revenue Code, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Textron credits dividend equivalents to the stock unit account. Directors were required to defer a minimum of $100,000 of their annual retainer into the stock unit account.

        Each non-employee director joining the Board in 2008 received 2,000 restricted shares of Common Stock. Except in the case of the director's death or disability, or a change in control, the director can not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

        Textron reimburses each director for his or her expenses in attending Board or committee meetings.

        Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately is recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2008, Textron paid a total of $170,725 in premiums on policies covering nine current directors and ten former directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program was closed to new participants in 2004.

        During 2008, non-employee directors were also able to utilize for personal use aircraft in which Textron has a fractional ownership interest on an as-available basis but were required to reimburse Textron for its cost per hour of flight time.

        Non-employee directors are eligible to receive awards of options, restricted stock, restricted stock units, stock appreciation rights, performance stock, performance share unit or other awards granted under the Textron Inc. 2007 Long-Term Incentive Plan, and are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

        In December 2008, following a review of the non-employee directors compensation and benefits program by the Nominating and Corporate Governance Committee, on recommendation of the committee, the Board determined not to make any modifications to the program for 2009.

        Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Director Compensation Table

        The following table provides 2008 compensation information for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
H. Jesse Arnelle	71,245	0	8,986	80,231
Kathleen M. Bader	251,500	10,656	8,986	271,142
R. Kerry Clark	255,500	7,810	8,986	272,296
Ivor J. Evans	225,500	5,059	8,986	239,545
Lawrence K. Fish	260,500	0	8,986	269,486
Joe T. Ford	224,000	0	8,986	232,986
Paul E. Gagné	283,000	0	8,986	291,986
Dain M. Hancock	250,000	15,666	0	265,666
Lord Powell of Bayswater KCMG	258,000	0	58,986	316,986
Lloyd G. Trotter	196,060	18,057	0	214,117
Thomas B. Wheeler	222,500	0	8,986	231,486
James L. Ziemer	249,500	18,340	0	267,840

(1)
The amounts in this column represent the 2008 expense of restricted stock granted to directors, in accordance with FAS 123R. Fully expensed restricted stock is reflected by a value of $0 in this column. At the end of the year, each active director held 2,000 shares of unvested restricted stock, except for Mr. Gagné and Mr. Wheeler, who each hold 4,000 shares of unvested restricted stock.

(2)
The amounts in this column include:

  (i) $8,986 representing the expense for each director relating to the charitable contribution program referred to above, except for Mr. Hancock, Mr. Trotter and Mr. Ziemer who do not participate in the program, and (ii) for Lord Powell, $50,000 in fees for service on the Textron International Advisory Council which, as of 2009, is no longer active.

  Audit Committee

        The Audit Committee pursuant to its charter, as amended in February 2007, assists the Board of Directors with its oversight of (i) the integrity of Textron's financial statements, (ii) Textron's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of Textron's internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of Textron's independent auditors. A copy of the charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary. The following five independent directors presently comprise the committee: Mr. Gagné (Chairman), Ms. Bader, Mr. Clark, Mr. Hancock and Mr. Ziemer. The Board has determined that each member of the committee is independent as independence is defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition to Textron's. The Board of Directors has determined that Mr. Gagné's simultaneous service does not impair his ability to effectively serve on Textron's Audit Committee. The Board of Directors has also determined that Mr. Gagné and Mr. Ziemer each are "audit committee financial experts" under the criteria adopted by the Securities and Exchange Commission. During 2008, the committee met eleven times.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee pursuant to its charter, as amended in September 2007, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron and (iii) makes recommendations on compensation of the Board of Directors. A copy of the committee's charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary.

        In making its recommendations on director nominees to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Nominees suggested by shareholders will be communicated to the committee for consideration in the committee's selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates.

        Textron's Amended and Restated By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to recommend individuals as candidates for nomination by the Board at the annual meeting must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2010 Annual Meeting" on page 52, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications, their ownership of capital stock of Textron, and other pertinent biographical information, as well as the name, address and Textron stock ownership information for the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being proposed and a representation that such shareholder intends to appear in person at the meeting. In addition, as to the shareholder, or if the notice is given on behalf of a beneficial owner, as to such beneficial owner, certain other information, including a description of any agreement, arrangement or understanding with respect to the nomination being proposed or related to derivative ownership or voting power of Textron stock and a representation with regard to their intentions with respect to a proxy solicitation is required. A written consent to the disclosure of such information and a written consent from the proposed candidate must also be provided.

        The committee annually reviews the Board of Directors' retirement schedule, the results of the review of the Board's overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron's strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

        All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

        In making its recommendations on Board compensation, the committee annually reviews the director compensation and benefits program.

        The following five directors presently comprise the committee: Mr. Fish (Chairman), Ms. Bader, Mr. Ford, Mr. Trotter and Mr. Wheeler. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2008, the committee met five times.

  Organization and Compensation Committee

        The Organization and Compensation Committee pursuant to its charter, as revised in February 2007, (i) reviews the Company's organization structure and plans for management succession, (ii) recommends to the Board new and existing employment agreements with the Chief Executive Officer and other executive officers, (iii) approves compensation arrangements for the Chief Executive Officer and other executive officers, (iv) reviews and makes recommendations to the Board regarding the adoption, amendment or termination of annual or long-term incentive compensation plans, programs or arrangements applicable to the Chief Executive Officer and other executive officers, and (v) oversees the compensation of other corporate officers and business unit presidents. A copy of the committee's charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary. See the Compensation Discussion and Analysis (CD&A), beginning on page 16, for more information on the committee's processes and the role of management and consultants in determining the form and amount of executive compensation. The following four directors presently comprise the committee: Lord Powell (Chairman), Mr. Clark, Mr. Evans and Mr. Trotter. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2008, the committee met seven times.

  Compensation Committee Interlocks and Insider Participation

        The members of the Organization and Compensation Committee during fiscal year 2008 consisted of Lord Powell, who served as the Chairman, H. Jesse Arnelle, Mr. Clark, Mr. Evans and Mr. Trotter. No member of the Organization and Compensation Committee is or has been an executive officer or employee of Textron (or any of its subsidiaries), and no "compensation committee interlocks" existed during fiscal year 2008.

 SECURITY OWNERSHIP

Security Ownership of Management

        The column headed "Number of Shares of Common Stock" includes all shares of Textron common stock beneficially owned by directors and executive officers of Textron, shares held for the executive officers by the trustee under the Textron Savings Plan, and shares obtainable within 60 days of January 3, 2009, upon the vesting of restricted stock units or the exercise of stock options. No director or executive officer owns any shares of Textron preferred stock. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 1% of the outstanding shares of common stock. Ownership indicated is as of the end of the 2008 fiscal year, which was January 3, 2009.

        Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders.

Name	Number of Shares of Common Stock
Kathleen M. Bader	17,192	(1)
Lewis B. Campbell	767,926	(2)(3)(4)
R. Kerry Clark	7,000	(1)
Scott C. Donnelly	156,470	(3)
Ivor J. Evans	7,000	(1)
Lawrence K. Fish	44,500	(1)
Joe T. Ford	9,000	(1)
Ted R. French	509,925	(2)(3)
Paul E. Gagné	5,120	(1)
Dain M. Hancock	2,103	(1)
Mary L. Howell	189,493	(2)(3)
Terrence O'Donnell	264,045	(2)(3)
Lord Powell of Bayswater KCMG	2,103	(1)
Lloyd G. Trotter	2,046	(1)
Thomas B. Wheeler	5,686	(1)
James L. Ziemer	2,086	(1)
All current directors and executive officers as a group (18 persons)	2,392,469	(2)(3)

(1)
Excludes stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Ms. Bader, 21,287 shares; Mr. Clark, 27,272 shares; Mr. Evans, 19,083 shares; Mr. Fish, 43,072 shares; Mr. Ford, 54,411 shares; Mr. Gagné, 50,546 shares; Mr. Hancock, 19,510 shares; Lord Powell, 22,997 shares; Mr. Trotter, 6,197 shares; Mr. Wheeler, 72,742 shares and Mr. Ziemer, 9,781 shares.

(2)
Includes the following shares obtainable within 60 days of January 3, 2009, upon the vesting of restricted stock units or the exercise of stock options: Mr. Campbell, 467,545 shares; Mr. French, 370,739 shares; Ms. Howell, 130,568 shares; Mr. O'Donnell, 205,798 shares; and all current directors and executive officers as a group, 1,459,142 shares.

(3)
Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Campbell, 104,883 shares; Mr. Donnelly, 166 shares; Mr. French, 8,437 shares; Ms. Howell, 134,222 shares; and Mr. O'Donnell, 86,337 shares, (ii) unvested restricted stock units payable in stock, as follows: Mr. Campbell, 173,620 shares; Mr. Donnelly, 155,893 shares; Mr. French, 58,463 shares; and Ms. Howell and Mr. O'Donnell, 39,442 shares, (iii) unvested performance share units that are paid in cash when earned and valued based upon the value of Textron common stock, as follows: Mr. Campbell, 130,438 shares; Mr. Donnelly, 49,028 shares; Mr. French, 40,013 shares; and Ms. Howell and Mr. O'Donnell, 27,527 shares.

(4)
Excludes 60,000 shares under a retention award which will vest in May 2011. Upon vesting, these shares will convert to restricted share units which are paid in cash, based upon the value of Textron common stock.

Security Ownership of Certain Beneficial Holders

        Capital Research Global Investors, a division of Capital Research and Management Company, whose address is 333 Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 13,371,400 shares, or approximately 5.5% of Textron's Common Stock, held on behalf of its advisees. Of the reported shares, Capital Research Global Investors has sole voting power with respect to 941,400 shares and sole dispositive power with respect to all reported shares. Of the shares deemed to be beneficially owned by Capital Research Global Investors, The Investment Company of America has sole voting power over 12,430,000 shares. This information was provided to Textron by a representative of Capital Research Global Investors in a letter dated February 9, 2009 and is reflected in a Schedule 13G filed with the SEC on February 17, 2009 by Capital Research Global Investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Textron's directors, executive officers and controller to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. As an administrative matter, Textron assists its reporting persons in fulfilling their responsibilities to prepare and file reports pursuant to Section 16(a), including with respect to making determinations on the availability of exemptions from reporting.

        Based solely upon a review of copies of such reports and written representations of the reporting persons, to our knowledge, during the 2008 fiscal year, all such reporting persons timely filed all of the reports they were required to file under Section 16(a).

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors has furnished the following report on its activities:

        The committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the "independent auditors") the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61 (as amended). In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the audit committee concerning independence and considered the possible effect of non-audit services on the auditors' independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, including internal controls over financial reporting, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Eleven committee meetings were held during the year.

        In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedules be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company's independent auditors for 2009, and recommended that this selection be submitted to the shareholders for ratification.

    PAUL E. GAGNÉ, CHAIRMAN
    KATHLEEN M. BADER
    R. KERRY CLARK
    DAIN M. HANCOCK
    JAMES L. ZIEMER

COMPENSATION COMMITTEE REPORT

        The Organization and Compensation Committee of the Board of Directors has furnished the following report:

        The committee reviewed the Compensation Discussion and Analysis to be included in Textron's 2009 proxy statement and discussed that Analysis with management.

        Based on its review and discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron's 2009 proxy statement and Textron's Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

        This report is submitted by the Organization and Compensation Committee.

    LORD POWELL OF BAYSWATER KCMG, CHAIRMAN
    R. KERRY CLARK
    IVOR J. EVANS
    LLOYD G. TROTTER

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of Compensation Program

        Textron is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services around the world. We have approximately 43,000 employees in 28 countries. In order to operate our business effectively, we strive to attract and retain executives with skills necessary for our success. In addition to having direct responsibility for each of their respective functional areas, each of our executive officers also has broad responsibility for the management of our diverse portfolio of businesses.

        The Organization and Compensation Committee of the Board of Directors (the "Committee") is strongly committed to making performance the primary factor in determining compensation for our executives. In particular, the Committee believes a significant portion of compensation for senior executives should be linked to the long-term performance of the company. The Committee also believes that rewards for high performance should be delivered predominantly in shares and other equity-based instruments, so that the interests of the company's senior executives are closely linked to the interests of the company's shareholders.

        For 2008, the major yardsticks which the Committee used to measure performance were earnings per share and return on invested capital, with small components related to leadership behaviors and workforce diversity. The Committee believes that these measures are effective indicators of shareholder returns and help ensure effective use of the capital which shareholders entrust to the Company.

        Reflecting its determination to make sure Textron conforms to good governance and best practices, the Committee recently implemented several significant changes to our compensation programs for executives. These include:

  •
  Eliminating certain perquisites such as company vehicles, club memberships, financial planning and income tax preparation

  •
  Requiring executives to reimburse the company for certain personal use of company aircraft

  •
  Prohibiting future agreements to gross-up executive officers for taxes

  •
  Freezing senior executive salaries for the third year in a row

  •
  Reducing severance multiples for certain named executive officers from 2.5x to 2.0x

  •
  Reducing the discretionary element in the Company's incentive programs in favor of giving greater weight to objective performance measures

  •
  Eliminating the multiplier in relation to ROIC-WACC performance in the short and long-term incentive programs

  •
  Introducing Workforce Diversity as a new component to the Annual Incentive program

  •
  Adding another component to the short and long-term incentive programs linked to improving the Company's efficient use of cash

  •
  Prohibiting the Committee's lead compensation consultant from providing any other services to the Company

        Many of the changes listed above are also further discussed in the remainder of the Compensation Discussion and Analysis.

        The Committee recognizes that in order to attract and retain top-class executives capable of managing a global, multi-industry company like ours, the company must establish a total compensation program that is competitive in the industries in which we do business, as well as with corporations with which we compete for talent. The primary objectives of our executive compensation program are to:

  •
  Attract and retain qualified executives to lead the company

  •
  Motivate executives to produce strong financial performance for the long-term benefit of shareholders, by including a significant equity component in the compensation program

  •
  Establish a clear, objective link between pay and performance

  •
  Compensate our executives commensurate with performance and share price appreciation

  •
  Maintain a compensation structure that increases at-risk compensation for more senior positions

  Role of Compensation Consultant

        Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. Since 2005, the Committee has engaged the services of Towers Perrin as its compensation consultant. The lead consultant from Towers Perrin reports directly and exclusively to the Committee and provides expert, objective support regarding current and emerging best practices with regard to executive compensation. He attended six of the seven Committee meetings in 2008.

        The lead consultant provides direct and candid advice on any executive compensation matter as requested by the Committee. Examples of specific services provided in 2008 are:

  •
  Guided the Committee through the negotiation process with our new Chief Operating Officer, including recommending competitive compensation levels and components

  •
  Advised the Committee on the composition of the compensation peer group

  •
  Prepared analyses and recommendations for senior executive compensation levels as compared to the compensation peer group

  •
  Evaluated the company's compensation program and advised on alternative designs for consideration

  •
  Advised on the implications of the economic crisis on executive compensation

  •
  Provided guidance on the company's tax deductibility of incentive compensation

        In April 2008, the Committee, and subsequently the full Board, approved a resolution prohibiting its lead consultant from performing any other services for the company, however, the prohibition is limited only to the lead consultant and does not apply to Towers Perrin generally. During 2008 and in prior years, Towers Perrin has, from time to time, provided services to the company on various matters unrelated to the executive compensation consulting services provided to the Committee. None of these services had a role in determining the amount or form of executive compensation. The table below shows the types of services and amounts of fees that have been paid to Towers Perrin since 2005:

Type of Service	2008	2007	2006	2005
Executive Compensation Consulting to the Compensation Committee of the Board of Directors	$429,276	$607,124	$618,631	$235,346
Compensation surveys, job titling study, and miscellaneous research requests from Management	29,287	28,423	8,626	24,328
Other fees (not related to compensation)	1,633	3,086	37,171	58,375

Total	$460,196	$638,633	$664,428	$318,049

  Establishing an Appropriate Compensation Peer Group

        The Committee feels strongly about being informed on current pay practices and trends in the marketplace; and, it relies upon its consultant to provide data, analysis, and market perspective to support the Committee's decision-making process. To enhance the relevance of this market perspective to Textron, the Committee has adopted criteria for selecting compensation comparator companies. These criteria include the selection of companies that are representative of the labor market in which our company competes for executive talent, that operate in similar industries, have significant global operations, and that have median annual revenue that approximates Textron's revenue.

        During 2008, the lead consultant recommended several changes to the 2007 peer group primarily due to the changes in scope of peer company operations. The lead consultant recommended that the maximum revenue for a compensation peer company be changed from $25 billion to $35 billion which allowed General Dynamics to remain in the group, and allowed for the addition of Honeywell and Northrop Grumman. This change resulted in larger representation from the aerospace/defense sector. Other recommended changes were to remove Electronic Data Systems (now a subsidiary of Hewlett Packard) and to add ITT Industries, which participates in both the aerospace/defense and general manufacturing sectors. The three additions and one deletion result in a 21 company compensation peer group as set forth below that has median revenue of $13.2 billion, which is approximately Textron's FY07 revenue.

        The companies comprising the compensation peer group are:

• 3M Company	• Medtronic, Inc
• Boston Scientific Corporation	• Northrop Grumman Corporation
• Eaton Corporation	• Parker-Hannifin Corporation
• Emerson Electric Co.	• Pitney Bowes Inc
• EMC Corporation	• QUALCOMM Incorporated
• General Dynamics Corporation	• Raytheon Company
• Goodrich Corporation	• Seagate Technology
• Honeywell International Inc	• Rockwell Automation, Inc
• ITT Corporation	• Texas Instruments Incorporated
• Lexmark International, Inc	• Xerox Corporation
• L-3 Communications

Elements of the Compensation Program

        Each year the Committee (1) reviews the compensation program for executives by drawing on relevant professional studies and literature, obtaining relevant market data and trends from its consultant, consulting with senior management and the Board, and (2) approves, or recommends to the Board for approval, such changes and refinements as it deems necessary to ensure that compensation for our executives remains in line with company strategy and competitive practice. The Committee has designed a compensation program comprised of the following primary elements: base salary, annual incentive compensation, long-term incentive compensation and post-employment benefits. The Committee believes that each element is necessary in order to remain competitive within our peer group. In addition, the Committee believes that annual incentive compensation establishes a clear link between pay and performance and motivates the achievement of short-term business objectives and results in compensation aligned appropriately with performance. Likewise, the Committee believes that long-term incentive compensation, which combines features of cash-based compensation with stock-based compensation, motivates our executives to produce strong financial performance for the long-term benefit of our shareholders.

        In late 2006, the Committee initiated a comprehensive study of the company's annual and long-term incentive compensation programs that included a thorough review of external best practices, as well as a re-examination of incentive program elements most likely to motivate employees to achieve long-term shareholder value. The Committee then recommended revisions to the structure of the company's incentive compensation programs. In its January 2008 meeting, the Board approved changes to the overall design of the company's annual and long-term incentive compensation programs applicable to all participating employees to be effective January 1, 2008. The primary changes to the compensation program designs were:

  2008 Annual Incentive Compensation Program

  •
  Removing the metric of Return on Invested Capital (ROIC) above the company's Weighted Average Cost of Capital (WACC) as a multiplier and including it instead as a component in the calculation to more appropriately balance this metric against the other metrics used to measure performance

  •
  Weighting primary metrics of earnings per share relative to budget (EPS) and ROIC-WACC equally to emphasize objective fiscal performance, efficient growth and sustained long-term shareholder value

  •
  Introducing a component to improve workforce diversity to link the annual incentive program with the company's goals of having a more inclusive and diverse workforce

  •
  Reducing weighting of discretionary component to accommodate new ROIC-WACC and Workforce Diversity components, and renaming it "Leadership Behaviors"

  2008 Long-Term Incentive Compensation Program

  •
  Adding dividend equivalents to restricted stock unit (RSU) grants prospectively to better align management's interests with shareholder interests

  •
  Eliminating the discretionary component in the performance share unit (PSU) design to better align with best practices by increasing the weighting of objective performance measures

  •
  Eliminating the ROIC stretch opportunity in the PSU design and replacing it with interpolated payouts between target and maximum to better align with market best practice

  •
  Changing payout ranges, increasing cap to 150% on components, to give ample incentive for truly outstanding performance

  Compensation Mix

        With input from the lead consultant, and after consultation with the Board, the Committee approves the design and level for each element of compensation for NEOs. The mix of compensation elements is not set according to pre-established guidelines but reflects the general goal of giving greater weight to long-term and objective performance-based compensation. The Committee has created a compensation structure that emphasizes at-risk compensation elements, with the greatest focus given to long-term incentives to align management interests with those of shareholders. The Committee continues to believe that the CEO's compensation should, even more so than other senior executives, be linked to the long-term performance of the company. Therefore, the CEO has a greater percentage of both long-term incentive compensation and performance- based compensation than the other NEOs.

The compensation decisions made in 2008 resulted in relative compensation opportunities consisting of the elements and at the levels set forth in the chart below:

(Chart excludes Mr. Donnelly who was hired in June 2008)

(1)
Target total compensation consists of annualized base salary, annual incentive compensation target opportunity, and long-term incentive compensation target opportunity, but excludes perquisites and post-employment benefits.

(2)
Performance-based compensation includes the executive's annual incentive compensation target opportunity and long-term incentive compensation target opportunity. Non-performance-based compensation includes base salary.

(3)
Equity-based compensation includes the executive's long-term incentive compensation target opportunity. Non-equity-based compensation includes base salary and annual incentive compensation target opportunity.

  Base Salary

        Each year, the Committee reviews and approves base salaries for NEOs. In support of this review, the lead consultant provides relevant benchmark data and analysis. The Committee targets base salaries for NEOs at competitive levels for executives in positions with similar responsibilities at comparable companies and has not increased base salaries for NEOs for the third consecutive year. The Committee also acknowledges that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, and future potential.

  Annual Incentive Compensation

        The Committee, after discussions with the consultant, approves the annual incentive structure and performance goals in January of each year. For 2008, each NEO was eligible to earn an annual cash incentive based on the partial achievement of company financial goals of EPS and ROIC-WACC, as well as operational and personal performance goals called Leadership Behaviors and Workforce Diversity. Leadership Behaviors incorporated subjective assessments of key business objectives focused on improving the operations of the company in areas such as company strategy, customer focus, talent management, Textron Six Sigma, supply chain, regulatory compliance, and information technology.

        An eligible executive's target opportunity is established as a percentage of his or her base salary. The target incentive percentages range from 65% for Ms. Howell and Mr. O'Donnell, 75% for Mr. French, 90% for Mr. Donnelly to 100% for Mr. Campbell. The Committee approved these percentages to provide market-competitive levels of target opportunity by position that also reflect anticipated levels of contribution.

  Long-Term Incentive Compensation

        Our long-term incentive compensation program is focused on rewarding multi-year financial and operational performance as well as long-term growth in shareholder value. For 2008, NEOs had the opportunity to realize long-term incentive compensation through three vehicles: (1) cash-settled performance share units (PSUs), (2) stock-settled restricted stock units (RSUs) and (3) stock options. Annual long-term incentive grants are made on March 1 (or the closest trading day prior to March 1 if it is not a trading day) in each year. When determining the level of the grant, the Committee considers each NEOs functional and enterprise management responsibilities, past performance, potential contributions to the company's profitability and growth, the value of prior long-term incentive grants, competitive data regarding prevalent grant levels and potential dilution to shareholders.

        The three long-term incentive vehicles awarded to NEOs in 2008 are described below:

  •
  Performance Share Units

        Performance share unit awards typically span a three-year performance period, with vesting at the end of the third fiscal year. Dividends are not paid on unvested share units. For PSUs granted in 2008, based on performance on earnings per share and return on invested capital, NEOs may earn from 0% to 150% of the units originally granted. Upon vesting, all earned PSUs are valued based on the average closing price of our common stock for the first ten trading days of the fiscal year following the end of the third fiscal year and are paid in cash in the first quarter following the performance period. This award type combines incentive for increasing share price, as well as meeting objective performance metrics set by the Committee.

  •
  Restricted Stock Units

        Restricted stock units, settled in stock, typically constitute the right to receive one share of common stock upon vesting which occurs for one-third of the units on the third anniversary of the date of the grant, an additional one-third on the fourth anniversary of the date of the grant, and the final one-third on the fifth anniversary of the date of the grant. In 2008, grants of restricted stock units included the right to receive dividend equivalent payments on a quarterly basis prior to vesting. This award type combines incentive for increasing share price, as well as serving to retain top talent in a manner that is less sensitive to share price fluctuation.

  •
  Stock Options

        Stock options vest ratably over three years beginning on the first anniversary of the date of grant. Stock options are granted with an exercise price equal to the closing price of common stock traded on the New York Stock Exchange on the date of the grant. This award type aligns the interest of management with shareholders by providing value only based on share price increase.

  Perquisites

        Prior to 2008, NEO perquisites had historically included financial planning and income tax preparation, annual physical exams, personal use of company aircraft, company vehicles, and a club membership program. During 2007, the Committee evaluated current and emerging best practices in the area of perquisites and eliminated, effective January 1, 2008, all perquisites except for personal use of company aircraft and annual physical exams.

        In addition, during 2008, the Committee required each NEO to enter into aircraft time sharing agreements with the company to facilitate reimbursement for certain personal use of company aircraft including travel by non-immediate family members.

  Post-Employment Benefits

        We provide certain post-employment benefits that are only available to select senior executives (including certain NEOs) that typically depend on one or a combination of age and/or service. Post-employment benefits available in 2008 included:

  •
  Supplemental Retirement Plan for Textron Key Executives ("SERP"): Non-qualified enhanced pension benefit

  •
  Textron Spillover Pension Plan: Non-qualified benefit plan to make up for IRS limits in qualified pension plans

  •
  Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits in qualified savings plans

  •
  Survivor Benefit Plan for Textron Key Executives: An additional 2x base salary paid as a death benefit

  •
  Deferred Income Plan for Textron Executives: Non-qualified plan that provides elective and non-elective deferred compensation

Stock Ownership Requirements

        One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives maintain a minimum level of stock ownership which may be achieved through outright ownership of shares, Textron Savings Plan shares, unvested restricted stock units, and unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO and COO, and three times for other NEOs. All NEOs currently meet their respective stock ownership requirements based on the methodology approved by the Committee.

2008 Compensation Actions for Named Executive Officers

  Hiring of new Chief Operating Officer

        Scott Donnelly joined Textron as Executive Vice President and Chief Operating Officer on June 30, 2008 from General Electric Company (GE) where he had been President and CEO of GE Aviation. During the negotiations and recruiting process, the Committee received regular guidance from the lead consultant regarding Mr. Donnelly's compensation package. To attract Mr. Donnelly, the Committee approved the following terms for his employment:

  •
  Annual base salary of $850,000

  •
  Annual Incentive Compensation target of 90% of base salary, with a 2008 guaranteed minimum award of $1,320,000 (to make-up for foregone annual incentive payment from GE)

  •
  Cash bonus of $4,100,000 in recognition of the substantial long-term incentive awards that he forfeited when he left his position at GE, $2,100,000 of which was paid in September 2008, with the balance paid in February 2009.

  •
  To compensate Mr. Donnelly for substantial equity awards that were forfeited from GE, he was granted the following sign-on equity award on July 3, 2008: 200,000 Stock Options with an exercise price of $47.84 that vest in 20% equal installments beginning August 1, 2009; 155,893 Restricted Stock Units, 25% of which will vest on August 1 in each of 2009, 2010 and 2011 and the remaining 25% of which will vest ratably on August 1 in 2012, 2013, and 2016; Performance Share Units, earned based on Textron's earnings per share and return on invested capital for the award cycles ending in 2008 (5,511 shares), 2009 (17,531 shares), and 2010 (31,497 shares); and

  •
  Cash payment of $490,000 paid in July 2008, in lieu of additional stock options which had been agreed to but could not be granted due to limitations of our 2007 Long-Term Incentive Plan.

        In addition, in December 2008, pursuant to an amendment to his employment letter, the company paid Mr. Donnelly approximately $2.5 million to make him whole as a result of the reduced value of his Cincinnati, Ohio residence which was sold to the Company's relocation firm upon his relocation to Providence, Rhode Island.

  Appointment of Scott Donnelly as President

        On January 16, 2009, the Board appointed Mr. Donnelly to the position of President. He will also continue in his role as Chief Operating Officer. Coincident with this appointment, Mr. Campbell relinquished the title of President, but will continue in his role as Chairman and Chief Executive Officer of Textron.

        As a result of his appointment to the position of President, Mr. Donnelly was offered an increase in base salary from $850,000 to $935,000 per year, however, he declined to accept it at this time in light of the salary freezes which have been put in place for Textron employees generally. Mr. Donnelly has received a one-time grant of cash-settled restricted stock units valued at $1 million (based upon the share price at the time the grant was approved in January 2009) which will vest in equal installments over the next three years with dividend equivalent payments on a quarterly basis prior to vesting.

  The Committee's Process

        For NEOs other than Mr. Donnelly, the Committee reviewed various performance and market data while considering 2008 compensation actions, including: individual, team and company performance, financial performance relative to strategic and financial peers, relevant market data and input from the Committee's consultant. Prior to making decisions or recommendations, the Committee also reviewed the specific historical situation for each NEO including tally sheets, which reflect the potential share-derived wealth of the NEOs and their accumulated retirement benefits, potential payouts of stock-based compensation, stock ownership and cash vs. non-cash compensation for each executive from prior years. Additionally, the CEO provided input into compensation decisions for NEOs other than himself. Final decisions regarding compensation were made by the Committee based on feedback from the full Board.

        We have historically compensated our CEO at higher levels with respect to all elements of compensation than the other NEOs since the Board and the Committee believes the CEO position has the greatest ability to contribute to our success. In recent years, the CFO has received the next highest level of compensation while the remaining NEOs, who are all members of our Management Committee, have received among them substantially equivalent levels of compensation. The Committee set Mr. Donnelly's target pay between the CFO and CEO reflecting his level of responsibility as COO and prospective impact on the company's operations.

  2008 Base Salary Actions

        In January 2008, the Committee reviewed current benchmark data for the NEOs prepared and presented by the consultant. The data presented showed that the base salary for each NEO remains near or slightly above competitive levels for executives in positions with similar responsibilities at comparable companies. The Committee approved no base salary increases for 2008; this was the third consecutive year with no base salary increases for the NEOs.

  2008 Annual Incentive Compensation Payments

        For fiscal year 2008, the Committee established an annual incentive design for the NEOs that based 45% of the annual incentive opportunity on earnings per share (EPS) performance relative to budget, 45% on Return on Invested Capital (ROIC) above the company's Weighted Average Cost of Capital (WACC), 5% on Workforce Diversity and 5% on Leadership Behaviors. The percentage that could be earned on each of these metrics ranged from 0% to 200% based on a predetermined payout scale.

        In January 2008, the Committee approved a 2008 EPS target of $3.77 (as adjusted for divestitures during the year) for Annual Incentive Compensation purposes; set a target increase of 1.8% for diversity within salaried, U.S. based employees and established leadership behaviors for the NEOs, which included objectives relating to Textron Six Sigma, the company's customer-focused growth strategy, talent development, the company's integrated supply chain strategy, and regulatory compliance and risk management. The formula for determining 2008 annual incentive awards for the NEOs, and the resulting payout earned are detailed below:

	Threshold	Target	Maximum	Actual Achievement	Percent Earned	Component Weighting	Weighted Payout
EPS	$3.20	$3.77	$4.52	$3.26	28.49%	45%	12.82%
ROIC vs. WACC	0.0%	8.0%	16.0%	10.6%	131.91%	45%	59.36%
Workforce Diversity	1.8%	1.8%	3.6%	1.0%	0.00%	5%	0.00%
Leadership Behaviors	---------- Not Applicable ----------				80.00%	5%	4.00%

Total Earned—Calculated Result:							76.18%
Committee Negative Discretion Applied:							-20.00%

Total Award % Paid:							56.18%

Results below "threshold" earn 0%; Results at "target" earn 100%; Results at "maximum" earn 200%.

        EPS for incentive purposes can differ from EPS as calculated under Generally Accepted Accounting Principles (GAAP) as a result of a change in accounting principle or adjustments for certain non-recurring items. Examples of non-recurring items include asset impairments, restructuring charges, mark to market allowances and gains or losses related to dispositions. For the fiscal year ended January 3, 2009, EPS for incentive compensation purposes was $3.26, compared to the target of $3.77 (as adjusted for divestitures during the year). At its January 2009 meeting, the Committee discussed the annual incentive compensation awards to be paid to the NEOs for the 2008 performance period. The EPS performance against the target earned a 28.49% award on this metric, as interpolated based on the scale below. The Committee approved this portion of the award which constituted 45% of the total incentive opportunity.

EPS Payout Scale
EPS Achieved as a % of Target	% Earned
Below 85%	0%
85%	20%
100%	100%
120%	200%

        The Leadership Behaviors payout scale ranged from 0% to 200% (of the 5% component weight) based on the Committee's subjective assessment of the NEOs' achievement of their performance objectives. In December 2007, the CEO circulated proposed objectives for himself and other NEOs to all Board members for comment. Each Board member provided feedback, which the CEO incorporated into a revised set of objectives that was approved by the Committee in its January 2008 meeting.

        In early 2009, the CEO prepared and circulated his self-assessment for each objective to members of the Committee. Each Committee member provided feedback, which was presented in the January 2009 Committee meeting to help determine final compensation decisions for the CEO and other NEOs. Prior to finalizing these decisions, the Chairman of the Committee solicited input from all Board members. After consideration of these inputs, the Committee approved a payment equal to 80% for Leadership Behaviors for each NEO, citing achievement of most of the stated goals. The Committee's decision to provide the same percentage for this portion of the award to each NEO is consistent with historical practice, which reflects shared enterprise management responsibilities. This decision is not automatic, however; different percentages could be applied in any year as determined by the Committee to reflect performance issues or other factors.

        In light of the Company's challenging year, primarily as a result of the cancellation of a large government contract in addition to the problems encountered at our financing unit, the Committee exercised its negative discretion allowable under the Annual Incentive Plan for each NEO who was in his or her position for all of 2008. The result was a reduction of 20% to the calculated award, from 76.18% to 56.18% for these executives.

        Based on the 2008 performance that in aggregate fell short of the targets set by the Committee, combined with the negative discretion described above, the Committee approved the following annual incentive awards in accordance with the program design:

Name	Target %	Percent of Target Earned	Annual IC Paid
L.B. Campbell	100%	56.18%	$617,980
T.R. French	75%	56.18%	294,945
S.C. Donnelly*	90%	n/a	1,320,000
M.L. Howell	65%	56.18%	191,714
T. O'Donnell	65%	56.18%	191,714

    *
    Guaranteed Annual Incentive award per his June 2008 employment letter

  2008 Long-Term Incentive Compensation Payments

1)
PSU award calculations for the 2006-2008 Performance Period

        In January 2006, the following grants of performance share units were made to the NEOs: For Mr. Campbell, 148,680 PSUs; for Mr. French, 31,164 PSUs; and for Ms. Howell and Mr. O'Donnell, 21,452 PSUs.

        For the 2006-2008 PSU grants, the formula for determining the actual percentage of the award earned following the three-year performance period was:

  (a)
  The cumulative EPS target for the 2006-2008 performance share unit cycle was $8.20. Meeting or exceeding the three-year performance target results in 100% being earned for this portion of the award. For the three-year performance period ended January 3, 2009, earnings per share for incentive compensation purposes, calculated as described above, was $9.58. As a result, the full 60% of this component was earned.

  (b)
  If Textron's ROIC averages 100 basis points or more above the WACC over the award period, then this portion of the award will be earned. Average ROIC for this period, calculated as described above, was 20.57%; or 1,102 basis points higher than the company's three-year average cost of capital of 9.55%. As a result, the full 15% of this component was earned.

  (c)
  Leadership Initiatives are determined on a scale of 0% to 100% based on financial and operational performance against goals set at the beginning of the three-year performance period. Leadership Initiatives for the CEO are cascaded to other NEOs. Each NEO was awarded an 80% payout for the Leadership Initiatives component for the 2006-2008 cycle. This percentage was derived by taking the three-point average of the annual performance on Leadership Initiatives during this period. It reflects the Committee's view that many, but not all, of the objectives set at the beginning of the three-year performance period had been achieved.

  (d)
  An additional payout of up to 30% may be earned to the extent that the three-year average trailing ROIC exceeds three-year average trailing WACC by greater than 200 basis points. For the 2006-2008 performance period, the maximum payout of 30% can be earned if ROIC is 900 or more basis points above WACC. Based on the ROIC performance described above, the maximum payout of 30% was earned.

2)
PSU award calculations for the 2008-2008 Performance Period

        In June 2008, as described above, the Committee approved a grant of 54,539 PSUs to Mr. Donnelly, 5,511 of which vested in 2008. For performance periods beginning in 2008, the formula for determining the actual percentage of the award earned is:

  (a)
  The EPS target for the 2008-2008 performance period was $3.77 (as adjusted for divestitures during the year). Meeting or the performance target results in 100% being earned for this portion of the award. Performance above or below target is interpolated based on the below scale:

EPS Payout Scale
EPS Achieved as a % of Target	% Earned
Below 80%	0%
80%	50%
100%	100%
120%	150%

    For the one-year performance period ended January 3, 2009, earnings per share for incentive compensation purposes, calculated as described above, was $3.26. As a result, 66.18% of this component (weighted at 50%) was earned.

  (b)
  If Textron's average ROIC is 8% higher than the average WACC over the award period, then 100% of this portion of the award is earned. Performance above or below target is interpolated based on the below scale:

ROIC-WACC Payout Scale
ROIC-WACC Performance	% Earned
0%	0%
8%	100%
16%	150%

    For the one-year performance period ended January 3, 2009, ROIC for incentive compensation purposes was 20.10%, or 10.78% higher than the company's cost of capital of 9.32%. As a result, 117.38% of this component (weighted at 50%) was earned.

        Based on the company's financial results and individual performance, and valuing each performance share unit earned at a share price of $14.889 (calculated as described below), in January 2009, the Committee approved the below PSU payments for the 2006-2008 performance period (2008-2008 for Mr. Donnelly).

Name	PSUs Granted	Percent of Target Earned	PSUs Earned	PSU Payment for 2006-2008 (1)
L.B. Campbell	148,680	125.00%	185,850	$2,767,121
T.R. French	31,164	125.00%	38,955	580,001
S.C. Donnelly*	5,511	91.78%	5,058	75,307
M.L. Howell	21,452	125.00%	26,815	399,249
T. O'Donnell	21,452	125.00%	26,815	399,249

*
Payment related to the one-year, 2008-2008 PSU cycle

(1)
Cash payment of PSUs earned is based on the average closing market value of Textron common stock for the first ten trading days of the fiscal year following the end of the fiscal year performance period.

  2008 Long-Term Incentive Grants

        In its December 2007 and January 2008 meetings, the Committee's primary considerations in setting 2008 long-term incentive (LTIC) grant levels included the level of each NEO's target Total Direct Compensation (base salary, annual incentive compensation, and long-term incentive compensation) in comparison to compensation comparators, past grant levels, and individual performance. As shown in the table below, the Committee also approved a common percent allocation of this value across the three LTIC components for each NEO. The Committee determined that this allocation of value provided balanced long-term incentives and wealth accumulation opportunities while providing slightly more value in the form of PSUs, as to which both performance criteria and share value affect the amount of the payout of the award. All three grant types align with shareholder interests, as the value of each grant is denominated in shares or share equivalents.

        During these same meetings, the Committee also approved the PSU incentive design for 2008-10 performance period. The components and weightings are described above. The Committee adopted a three-year cumulative EPS target for the 2008-10 performance period that, in their estimation, would require solid but not unreachable performance during this period in order to be achieved.

        The table below displays the total LTIC value approved by the Committee. Also provided is the percentage allocation across the three long-term incentive components and the number of shares granted:

Name	2008 Total LTIC Value (1)	PSUs (2008-2010) Performance Period (40% of Value)	Restricted Stock Units (30% of Value)	Stock Options (30% of Value)	Stock Option Exercise Price
L.B. Campbell	$6,100,000	60,058	40,702	153,557	$54.170
T.R. French	1,830,000	18,017	12,211	46,067	54.170
M.L. Howell	1,260,000	12,405	8,407	31,718	54.170
T. O'Donnell	1,260,000	12,405	8,407	31,718	54.170

(1)
The "Total LTIC Value" does not directly correlate to the FAS 123R expense on our financial statements for two reasons. First, there is a timing difference between the closing share price when the Board approved the LTIC targets and the grant date closing share price (which was used in the FAS 123R calculations to value grants for Textron's financial statements). Second, the methodology to determine this value, as provided by the lead consultant, uses an economic valuation methodology that is different than the FAS 123R methodology. The consultant's methodology is designed to allow for comparability of compensation levels from company to company within the survey database of Towers Perrin.

        The grant date of the equity-based awards was February 29, 2008. The exercise price of the stock options was the closing share price on that day.

Accounting and Tax Considerations

        Beginning in January 2005, the company began accounting for stock-based compensation in accordance with the requirements of FASB statement 123R. Stock-based compensation includes stock options, restricted stock units paid in stock, performance share units, restricted stock units paid in cash and retention awards.

        Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a "covered employee." The definition of a covered employee includes the chief executive officer and any other employee (other than the chief financial officer) whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the company at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-based compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the Committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

        Our policy has been to maximize the compensation that would qualify as performance-based compensation under Section 162(m), while preserving the Committee's discretionary ability to reward individual and team performance. Textron stock options granted under the 1999 Long-Term Incentive

Plan and the 2007 Long-Term Incentive Plan qualify as performance-based compensation. Performance share unit awards and annual incentive compensation awards each have financial components that may qualify as performance-based compensation. Both of these types of awards typically also include a discretionary component based on completion of individual performance objectives that may not qualify as performance-based compensation.

        Textron allows executives, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Executives. Compensation thus deferred is not counted toward the $1 million limitation. In 2007, the Board approved modifications to this Plan and other executive benefit plans to reflect required changes to comply with Section 409A of the Internal Revenue Code ("Section 409A").

        A portion of the expenses incurred by Textron related to non-business travel on company aircraft by the NEOs or certain other executives are not deductible as business expenses under the Internal Revenue Code. As a result, providing personal use of company aircraft as a perquisite to such executive's results in an increased tax expense to the company.

Elimination, prospectively, of Tax Gross-up Payments to Executive Officers

        Historically, the Committee has used, from time to time, tax gross-ups for executive officers in certain situations. However, in its February 2009 meeting, the Committee adopted a policy prohibiting, prospectively, any new agreements requiring the Company to pay tax gross-ups to executive officers that are not generally available to other employees.

Compensation Arrangements Relating to Termination of Employment

        Employment agreements and plan design provisions provide varying levels of protection to NEOs in the event of termination.

        Each NEO agreement uses standardized events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason), or change in control circumstances to trigger payments. When each NEO, other than Mr. Donnelly, originally agreed to the terms of his or her agreement, which for Mr. Campbell was more than fifteen years ago, and for the other NEOs, except for Mr. Donnelly, more than eight years ago, payment levels triggered by these events were set based on a combination of prevailing market practice at the time, historical practice at Textron, and other factors unique to each executive. Each agreement varies slightly from the others to successfully attract each executive and to attempt to retain the executive in the employ of Textron.

        Mr. Donnelly's termination benefits are generally equivalent to Mr. Campbell's and were approved by the Committee in order to attract him to Textron.

        With regard to retirement benefits, in order for Textron to attract Mr. Campbell to join the company in 1992 after his 24 year career at another company, his pension benefits under the company's Supplemental Retirement Plan were designed to reflect a make-whole structure, taking into account his years of service at his previous employer, so that he would not be disadvantaged by joining Textron. Mr. Campbell's pension benefit is also largely performance-based because it takes into account his highest consecutive five years of eligible compensation payments, which had significant performance-based components.

        Similarly, in order for the company to attract Mr. Donnelly to join the company after his 19 year career at GE, his pension benefits have been designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a "wrap-around pension benefit" to Mr. Donnelly and other executives who may be designated in the future. For Mr. Donnelly, the benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit will become 100% vested upon the earlier of his completion of ten years of service with Textron or his attainment of age 62 while employed by Textron and will be reduced by the combined value of any benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth information concerning 2008 compensation of individuals who served as our principal executive officer and principal financial officer during fiscal 2008, and each of our next three most highly compensated executive officers who were serving as executive officers at the end of Textron's 2008 fiscal year (each, an "NEO" and collectively, the "NEOs"). Compensation that was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Lewis B. Campbell	2008	1,100,000	0	6,286,534	2,223,573	617,980	473,434	650,842	11,352,363
Chairman and	2007	1,100,000	0	8,436,661	2,229,762	2,200,000	9,839,709	588,996	24,395,128
Chief Executive Officer	2006	1,100,000	0	9,214,495	537,443	2,072,653	10,156,005	590,437	23,671,033
Ted R. French	2008	700,000	0	1,630,817	697,218	294,945	1,485,373	221,223	5,029,576
Former Executive Vice President and	2007	700,000	0	1,959,412	687,683	1,050,000	1,560,164	224,077	6,181,336
Chief Financial Officer	2006	700,000	0	1,912,464	535,616	989,221	1,805,582	251,708	6,194,591
Scott C. Donnelly	2008	425,000	4,590,000	2,487,136	321,412	1,320,000	492,118	2,482,922	12,118,588
President and Chief Operating Officer
Mary L. Howell	2008	525,000	0	1,107,984	478,040	191,714	1,409,212	255,600	3,967,550
Executive Vice President Government	2007	525,000	0	1,353,021	523,414	682,500	1,306,947	249,289	4,640,171
Affairs, Strategy & Business Development, International, Communications and Investor Relations	2006	525,000	0	1,407,376	370,622	642,993	1,569,922	166,089	4,682,002
Terrence O'Donnell	2008	525,000	0	1,107,984	478,040	191,714	2,211,961	370,538	4,885,237
Executive Vice President and	2007	525,000	0	1,330,705	523,414	682,500	2,725,982	231,246	6,018,847
General Counsel	2006	525,000	0	1,347,973	370,622	642,993	2,309,439	216,385	5,412,412

1)
Mr. Campbell, previously Chairman, President and Chief Executive Officer, relinquished the title of President in January 2009. Mr. Donnelly joined Textron in 2008, as Executive Vice President and Chief Operating Officer and became President and Chief Operating Officer in January 2009. Mr. French left Textron in February 2009.

2)
The figure for Mr. Donnelly includes: (a) a cash sign-on bonus of $4,100,000 in recognition of the substantial long-term incentive awards that he forfeited when he left his position at GE and (b) a cash payment of $490,000 paid in lieu of additional stock options, which had been agreed to in his letter agreement, but could not be granted due to limitations of the Company's 2007 Long-Term Incentive Plan.

3)
Stock Awards

  The number that appears in this column includes the expense recognized for financial statement reporting purposes in 2008 for awards determined in accordance with FAS 123R, including adjustments to the extent that the underlying compensation has been hedged to reduce potential variability due to stock price changes. This includes performance share units (PSU) granted from 2006 through 2007 and restricted stock units (RSU) granted from 2003 through 2008. Also included in this column are retention awards (RA) granted to Mr. Campbell in 1999 and 2001.

  The FAS 123R value per share of RSU granted from 2004 through 2007 is based on the trading price of our common stock on the date of grant, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued until these RSUs vest. The adjustments include assumptions of annual dividends discounted at an annual rate of approximately 4.0%. The FAS 123R value per share of RSU granted in 2008 is based on the trading price of our common stock on the date of grant.

  The FAS 123R value per share of PSU, RSU granted in 2003, and RA is based on the trading price of our Common Stock at the end of the year, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued on certain awards until vested. The adjustments include assumptions of annual dividends discounted at an annual rate of approximately 4.0%. Also, since PSUs are "performance-based", a projected earnings percentage is applied to each outstanding cycle. For 2008, these were: 130% for the 2006-2008 cycle, 99.0% for the 2007-2009 cycle, 47.3% for the 2008-2010 cycle, 93.1% for the 2008-2008 cycle (Mr. Donnelly only), and 52.3% for the 2008-2009 cycle (Mr. Donnelly only). Compensation expense recognized for financial reporting purposes is modified through hedge arrangements that are intended to reduce potential variability of net income due to stock price changes. The amounts included in this column are consistent with the compensation costs reflected in our financial statements.

4)
Option Awards

  The vesting schedule for stock options is discussed in the CD&A. The expense attributed to 2008 for stock options is determined in accordance with FAS 123R. Non-substantive vesting as a result of certain NEOs' eligibility for early retirement accelerates the attribution of expense. Below are the assumptions used to value the awards included in this expense for all NEOs:

Grant Date	Expected Term in Years	Volatility (%)	Risk-Free Rate (%)	Dividend Yield (%)	Fair Value at Grant (Black-Scholes) ($)
2/23/05	6.0	25	4	2	$10.03
3/1/06	6.0	25	4	2	12.28
3/1/07	5.5	30	5	2	13.93
2/29/08	5.0	30	3	2	14.00
7/3/08	6.0	30	3	2	13.47

  Mr. Campbell, Ms. Howell and Mr. O'Donnell are currently eligible for early retirement under the age and service requirements that govern all employees. If they should choose to retire, per plan provisions, they would have three years from the date of retirement to exercise any outstanding options. The options would vest per their normal vesting schedule (one-third of the shares granted on the first, second and third anniversary of the grant date).

5)
Non-Equity Incentive Plan Compensation

  The amounts in this column were paid pursuant to non-equity incentive plan compensation, specifically Textron's Annual Incentive Compensation Plan for Textron Employees for the period ended January 3, 2009. This Plan and associated payouts for 2008 are described in the CD&A.

6)
Change in Pension Value and Nonqualified Deferred Compensation Earnings

  The amounts in this column are primarily attributable to the executive's change in actuarial present value of accumulated pension benefit under all defined benefit plans in which the NEOs participate from December 29, 2007 to January 3, 2009. This column also includes above-market Non-Qualified Deferred Compensation (NQDC), earnings. Earnings are considered "above-market" if they were higher than 120% of the long-term Applicable Federal Rate with compounding. Deferred Income Plan participants may elect to make their deferrals into either a Moody's account or a Textron stock unit account. The interest rates applicable to the Moody's Account are either the Moody's rate or a "Moody's Plus" rate. Moody's Plus rates are fixed at 10% for deferrals made between 1988 and 2001, and 11% for deferrals made prior to 1988.

  The table below summarizes these amounts

	Mr. Campbell	Mr. French	Mr. Donnelly	Ms. Howell	Mr. O'Donnell
Change in Pension Value	$473,434	$1,471,649	$492,118	$1,229,178	$2,059,825
NQDC Above Market Earnings	0	13,724	0	180,034	152,136

Total	$473,434	$1,485,373	$492,118	$1,409,212	$2,211,961
7)
All Other Compensation

  The amounts listed include the incremental cost to Textron in 2008 of providing various perquisites and personal benefits, as detailed below. Certain perquisites including company vehicles, club memberships, financial planning and tax preparation were eliminated beginning in 2008.

	Mr. Campbell	Mr. French	Mr. Donnelly	Ms. Howell	Mr. O'Donnell
Spillover Savings Plan contribution (a)	$43,500	$23,500	$9,750	$14,750	$14,750
Contributions to Textron Savings Plan	11,500	11,500	11,500	11,500	11,500
Contributions to Textron Retirement Account Plan	4,600	4,600	4,600	4,600	4,600
Deferred Income Plan Contribution (b)	0	0	0	0	314,930
Tax Reimbursement (c)	0	0	1,137,155	0	0
Perquisites
Relocation Payment (d)	0	0	1,317,000	0	0
Personal use of company aircraft (e)	590,417	181,623	2,077	195,488	853
Other Perquisites (f)	825	0	840	29,262	23,905

Total	$650,842	$221,223	$2,482,922	$255,600	$370,538
  (a)
  These amounts represent employer contributions to the Spillover Savings Plan in the form of unfunded, book-entry accounts credited as Textron stock units.

  (b)
  Contribution is per an amendment to Mr. O'Donnell's employment agreement in 2006 in order to compensate Mr. O'Donnell for a reduction to his calculated Supplemental Retirement Benefit. This figure comprises two contributions ($157,465 each) since the payment is made on January 1 of each year, and our 2008 fiscal year included January 1, 2008 and January 1, 2009. The payment on January 1, 2009 was the final payment under this amendment.

  (c)
  Mr. Donnelly received this as a tax reimbursement related to his relocation payment.

  (d)
  Mr. Donnelly received this payment related to the loss he incurred on the sale of his Cincinnati, Ohio residence in connection with his relocation to Providence, Rhode Island.

  (e)
  For proxy reporting purposes, Textron values the personal use of corporate aircraft by using an incremental cost method that takes into account variable factors such as cost per flight hour (by aircraft type), landing fees, and hangar fees. The incremental cost of locating aircraft to the origin of a personal trip, or returning aircraft from the completion of a personal trip, known as "deadhead' flights, are included in the figures reported. Despite a decrease in personal usage hours from 2007, Mr. Campbell's values are larger than those reported last year due primarily to an increase in the average cost of fuel.

  (f)
  Includes financial planning services, executive physical exams, use of company automobile, club memberships and parking. For the perquisites that were eliminated in 2008 (described above), the amounts disclosed relate to payments made in 2008 that are attributable to the prior year.

Grants of Plan-Based Awards in Fiscal 2008

        The following table sets forth information on plan-based compensation awards granted during Textron's 2008 fiscal year to the NEOs. Grants (other than for Mr. Donnelly) were approved on January 25, 2008 for grant on February 29, 2008. Mr. Donnelly's grants were approved on June 19, 2008 for grant on July 3, 2008 (three days after his date of hire).

Grants of Plan-Based Awards in Fiscal 2008

									All Other Stock Awards: Number of Shares of Stock or Stock Units (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock & Option Awards
											Exercise or Base Price of Option Awards
Name	Grant Date	Grant Type	Thresh- hold ($)	Target ($)	Maximum ($)	Thresh- hold ($)	Target ($)	Maximum ($)
L.B. Campbell		Annual IC(1)	0	1,100,000	2,200,000
	2/29/2008	PSUs(2)				0	923,091	1,384,637				3,109,680
	2/29/2008	Restricted Stock Units(3)							40,702			2,204,827
	2/29/2008	Stock Options(4)								153,557	54.170	2,149,798
T.R. French		Annual IC(1)	0	525,000	1,050,000
	2/29/2008	PSUs(2)				0	276,921	415,382				932,883
	2/29/2008	Restricted Stock Units(3)							12,211			661,470
	2/29/2008	Stock Options(4)								46,067	54.170	644,938
S.C. Donnelly		Annual IC(1)	1,320,000	N/A	1,530,000
	7/3/2008	PSUs(2)				0	838,264	1,257,397				2,493,747
	7/3/2008	Restricted Stock Units(3)							155,893			7,457,921
	7/3/2008	Stock Options(4)								200,000	47.840	2,694,000
M.L. Howell		Annual IC(1)	0	341,250	682,500
	2/29/2008	PSUs(2)				0	190,665	285,997				642,306
	2/29/2008	Restricted Stock Units(3)							8,407			455,407
	2/29/2008	Stock Options(4)								31,718	54.170	444,052
T. O'Donnell		Annual IC(1)	0	341,250	682,500
	2/29/2008	PSUs(2)				0	190,665	285,997				642,306
	2/29/2008	Restricted Stock Units(3)							8,407			455,407
	2/29/2008	Stock Options(4)								31,718	54.170	444,052
1)
The amounts shown in this row refer to awards of annual incentive compensation made under the Textron Inc. Short-Term Incentive Plan. The Short-Term Incentive Plan is an incentive plan designed to reward the achievement of annual performance goals. The performance metrics and methodology for calculating payments are described in the CD&A. The terms of employment for Mr. Donnelly guaranteed him a threshold award of $1,320,000, with the ability to reach 200% of what would otherwise be target similar to the other NEOs, if performance criteria achieve superior results.

2)
The amounts shown in this row refer to performance share unit grants, which are performance-based long-term grants of share units, generally paid in cash, designed to reward the achievement of specified goals over a three fiscal-year performance period. The vesting schedule for Mr. Donnelly's grant is detailed in the CD&A above. The performance metrics and methodology for calculating payments are described in the CD&A. Grants of PSUs in 2008 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan were as follows: Mr. Campbell, 60,058; Mr. Donnelly, 54,539; Mr. French, 18,017; Ms. Howell and Mr. O'Donnell, 12,405 each. The "target" amount is based on the number of shares granted times the fiscal year-end share price of $15.37 (assuming 100% earned). The "maximum" that can be paid per the plan design is 150% of the PSUs granted.

3)
The amounts shown in this row represent the number of restricted stock units granted to each executive in 2008 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. All annual grants of restricted stock units vest ratably over five years, beginning on the third anniversary of the date of grant. The vesting schedule for Mr. Donnelly's grant is detailed in the CD&A above.

4)
The amounts in this row represent the number of stock options granted to each executive in 2008 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years beginning on the first anniversary of the date of grant. The exercise price for stock option grants is equal to the closing price on the grant date. The vesting schedule for Mr. Donnelly's grant is detailed in the CD&A above.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table sets forth information with respect to the NEOs, concerning unexercised options, stock awards that have not yet vested, and equity incentive plan awards as of the end of our 2008 fiscal year.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price ($) (2)	Option Expiration Date
L.B. Campbell	1/15/2003	97,732	0	22.04250	1/15/2013
	2/12/2004	78,200	0	28.21500	2/12/2014
	2/23/2005	60,260	0	38.28750	2/23/2015
	3/1/2006	31,686	15,842	43.97500	3/1/2016
	3/1/2007	66,319	132,637	45.85000	3/1/2017
	2/29/2008	0	153,557	54.17000	2/28/2018
T.R. French	12/22/2000	80,000	0	21.57815	12/22/2010
	1/15/2003	72,000	0	22.04250	1/15/2013
	2/12/2004	58,200	0	28.21500	2/12/2014
	2/23/2005	55,580	0	38.28750	2/23/2015
	3/1/2006	32,100	16,050	43.97500	3/1/2016
	3/1/2007	20,726	41,452	45.85000	3/1/2017
	2/29/2008	0	46,067	54.17000	2/28/2018
S.C. Donnelly	7/3/2008	0	200,000	47.84000	7/3/2018
M.L. Howell	12/15/1999	2,738	0	36.51563	12/15/2009
	12/13/2000	4,388	0	22.78125	12/13/2010
	1/15/2002	4,884	0	20.47500	1/15/2012
	1/15/2003	4,536	0	22.04250	1/15/2013
	2/12/2004	3,544	0	28.21500	2/12/2014
	2/23/2005	38,260	0	38.28750	2/23/2015
	3/1/2006	22,098	11,048	43.97500	3/1/2016
	3/1/2007	14,249	28,497	45.85000	3/1/2017
	2/29/2008	0	31,718	54.17000	2/28/2018
T. O'Donnell	1/15/2003	53,464	0	22.04250	1/15/2013
	2/12/2004	41,856	0	28.21500	2/12/2014
	2/23/2005	38,260	0	38.28750	2/23/2015
	3/1/2006	22,098	11,048	43.97500	3/1/2016
	3/1/2007	14,249	28,497	45.85000	3/1/2017
	2/29/2008	0	31,718	54.17000	2/28/2018

 Outstanding Equity Awards at 2008 Fiscal Year-End (continued)

	Stock Awards
Name	Type of Stock Award (3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (5)
L.B. Campbell	PSU	2008			60,058	923,091
	RSU	2008	40,702	625,590
	PSU	2007			70,380	1,081,741
	RSU	2007	48,454	744,738
	RSU	2006	40,478	622,147
	RSU	2005	26,786	411,701
	RSU	2004	17,200	264,364
	RA	2001	60,000	922,200
T.R. French	PSU	2008			18,017	276,921
	RSU	2008	12,211	187,683
	PSU	2007			21,996	338,079
	RSU	2007	15,142	232,733
	RSU	2006	15,378	236,360
	RSU	2005	9,266	142,418
	RSU	2004	6,466	99,382
S.C. Donnelly	PSU	2008			49,028	753,560
	RSU	2008	155,893	2,396,075
M.L. Howell	PSU	2008			12,405	190,665
	RSU	2008	8,407	129,216
	PSU	2007			15,122	232,425
	RSU	2007	10,410	160,002
	RSU	2006	10,586	162,707
	RSU	2005	6,373	97,953
	RSU	2004	3,666	56,346
T. O'Donnell	PSU	2008			12,405	190,665
	RSU	2008	8,407	129,216
	PSU	2007			15,122	232,425
	RSU	2007	10,410	160,002
	RSU	2006	10,586	162,707
	RSU	2005	6,373	97,953
	RSU	2004	3,666	56,346

1)
Stock option awards associated with the annual grant (received by each NEO except Mr. Donnelly) vest ratably over three years beginning on the one-year anniversary of the date of grant. Mr. Donnelly's stock options, as per his employment letter, vest ratably over five years beginning on August 1, 2009.

2)
For grants in 2007 and beyond, the exercise price of stock options is equal to the closing price on the date of grant. For grants prior to 2007, per the procedures described in the 1999 Long-Term Incentive Plan, the exercise price for these grants was equal to the average of the high and low trading prices on the grant date.

3)
The following types of stock awards are shown in this table:

(i)
"PSU" refers to performance share units. These units reward achievement of long-term goals, typically vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

  (ii)
  "RSU" refers to restricted stock units. RSUs vest ratably over three years beginning on the third anniversary of the date of grant. Upon vesting, common stock will be issued to the executive.

  (iii)
  "RA" refers to retention awards. Retention awards may be granted periodically to selected individuals to encourage retention of critical talent. Mr. Campbell's retention award grant was in the form of restricted stock, which accrues dividend equivalent share units during the ten year vesting period. Upon vesting, provided that he meets his share ownership requirement of five times base salary, the award is settled in cash and valued at the average of the high and low trading prices on the date of vesting.

4)
The market value of restricted stock units and retention awards that have not vested as of January 3, 2009 was calculated using the fiscal year-end closing share price of $15.37 multiplied by the number of unvested shares or share units as of that date. Restricted stock unit awards granted in 2008 vest in 1/3 increments in March 2011, 2012, and 2013. Restricted stock unit awards granted in 2007 vest in 1/3 increments in March 2010, 2011, and 2012. Restricted stock unit awards granted in 2006 vest in 1/3 increments in February 2009, 2010, and 2011. Restricted stock unit awards granted in 2005 vested in 1/3 increments beginning in February 2008, with the remaining two tranches vesting in 2009 and 2010. Restricted stock unit awards granted in 2004 vested in 1/3 increments in February 2007 and 2008, with the last tranche vesting in February 2009.

  The 60,000 remaining shares of Mr. Campbell's retention award will vest in May 2011.

5)
The market value of performance share units that have not vested as of year-end 2008 was calculated using the fiscal year-end closing share price of $15.37 multiplied by the number of unvested shares or share units assuming 100% of share units are earned. Performance share units granted in 2007 vest, to the extent earned, on January 2, 2010. Performance share units granted in 2008 vest, to the extent earned, on January 1, 2011.

Option Exercises and Stock Vested in Fiscal 2008

        The following table provides information concerning each exercise of stock options and the vesting of stock, including performance share units, restricted stock units and similar instruments, during Textron's 2008 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Type of Equity Award (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting ($) (4)
L.B. Campbell	1998	284,000	$6,828,104	PSU	185,850	$2,767,121
	1999	150,000	3,702,553	RSU	52,594	2,934,104
	2000	145,614	5,592,094	RA	75,301	4,783,854
T. R. French	2000	40,000	1,631,968	PSU	38,955	580,001
				RSU	19,100	1,065,304
S.C. Donnelly	n/a	n/a	n/a	PSU	5,058	75,307
M.L. Howell	n/a	n/a	n/a	PSU	26,815	399,249
				RSU	11,521	643,283
T. O'Donnell	n/a	n/a	n/a	PSU	26,815	399,249
				RSU	11,521	643,283

1)
The amounts shown in this column were calculated using the spread between the market price of the shares on the date of exercise minus the option exercise price, multiplied by the number of options exercised.

2)
"PSU" refers to performance share units. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

"RSU" refers to restricted stock units. RSUs vest ratably over three years beginning on the third anniversary of the date of grant. Upon vesting, common stock will be issued to the executive, and is valued based on the closing price on the vesting date.

"RA" refers to retention awards. Mr. Campbell's retention award grants are in the form of restricted stock, which accrues dividend equivalent share units during the vesting period. Upon vesting, provided that he meets his share ownership requirement of five times base salary, the award is settled in cash and valued at the average of the high and low trading prices on the date of vesting.

3)
This column includes the number of shares that vested in 2008 per the terms of individual PSU, RSU, or RA grants. For Mr. Campbell's retention award, these values include dividend equivalent share units. PSUs are paid in cash based upon the number of share equivalents earned, which was determined by the Board of Directors based on actual performance against pre-specified goals.

4)
Valuation methodology is described above in footnote 2.

Pension Benefits in Fiscal 2008

        The table below sets forth information on the pension benefits for the NEOs under each of the following pension plans:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
L.B. Campbell	TRP	16.25		$815,963	$0
	SPP	16.25		31,453,199	0
	SRP	N/A	(1)	18,128,241	866,667

	Total			50,397,403	866,667
T.R. French	TRP	8.00		132,172	0
	SPP	8.00		2,011,719	0
	SRP	N/A	(1)	6,772,176	0

	Total			8,916,067	0
S.C. Donnelly	TRP	0.50		931	0
	SPP	0.50		14,557	0
	Wrap Around	19.50		476,629	0

	Total			492,117	0
M.L. Howell	TRP	28.42		926,623	0
	SPP	28.42		6,021,610	0
	SRP	N/A	(1)	1,502,030	0

	Total			8,450,263	0
T. O'Donnell	TRP	8.75		294,516	0
	SPP	8.75		3,147,018	0
	SRP	N/A	(1)	9,685,244	0

	Total			13,126,778	0

(1)
Benefits under the SRP are not based upon years of service but are based upon age.

        The Plan Names and a brief description of each are as follows:

TRP: Textron Retirement Program

        Effective January 1, 2007, Textron consolidated its retirement benefits for U.S. salaried and eligible bargained employees into a single program, the Textron Retirement Program. The Program is designed to be a "floor-offset" arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service, and annual compensation. The second is a new defined contribution benefit called the Textron Inc. Retirement Account Plan. The traditional plan design formula is slightly different than the prior plan as it is no longer integrated with social security. The benefit provided to the participant will be the greater of the traditional pension benefit or the value provided by the Retirement Account Plan. Transition rules between the prior plan design and the new plan design provide that participants who meet certain rules will be grandfathered. This means that their benefit will be calculated under the prior pension formula as well as the new Textron Retirement Program and they will receive the larger amount of the two. All NEOs, except Mr. Donnelly, meet the grandfathering rules. The Pension Plans are funded, and the retirement program is tax qualified.

        Benefits under the new defined pension formula are based on one and one-third percent of eligible compensation. Benefits under the prior formula are based on a one percent annual benefit for compensation up to the "covered compensation" level ($44,510 in 2008), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. "Eligible Compensation" includes base salary plus annual incentive payments in a given year, up to the 401(a)(17) limit ($230,000 in 2008). The benefit formula is calculated based on eligible employees' highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the Plan, the accumulated benefit earned during an employee's career is payable in monthly installments after retirement. While the normal retirement age under the Plan is 65, eligible grandfathered employees can earn an unreduced benefit upon attainment of age 62. Eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. As of January 3, 2009, Mr. Campbell and Mr. O'Donnell qualified for an unreduced benefit, while Ms. Howell qualified for a reduced benefit, due to their age and service to Textron.

        Under the Retirement Account Plan, Textron makes annual contributions to a participant's account equal to 2% of eligible compensation up to the 401(a)(17) limit ($230,000 in 2008), and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

SPP: Spillover Pension Plan

        In 2007, the Supplemental Benefits Plan was amended and renamed the Spillover Pension Plan. Although there are some design changes, the changes do not impact the NEOs who were eligible for this plan prior to January 1, 2007. Federal law limits the annual amount that tax-qualified pension plans may pay. Textron maintains this unfunded Plan to compensate certain Textron executives for pension benefits that would have been earned but for these limitations. The formula for the Spillover Pension Plan is the same as the formula for the defined benefit portion of the qualified plan. Eligible compensation components include base salary, annual incentive compensation earned in a given year (paid in a given year, after 2006), and for certain eligible participants, including the current NEOs, except for Mr. Donnelly, performance share unit payments. The amount included in the formula equals the total of these components (whether or not deferred), less the 401(a)(17) limit noted above ($230,000 in 2008). Benefits under this Plan also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the Textron Retirement Program. This Plan is unfunded and not qualified for tax purposes.

        In 2008, an appendix was added to this plan for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a "Wrap-Around" pension benefit. This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his "Wrap-Around" benefit.

SRP: Supplemental Retirement Plan

        Certain executives, as approved individually by the Organization and Compensation Committee, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Each NEO, other than Mr. Donnelly, is a participant in this Plan, which is unfunded and not qualified for tax purposes.

        Under this plan, participating executives are entitled to receive a pension benefit equal to 50% of their highest consecutive five years of eligible earnings at age 65, reduced by any amounts to which they are entitled under the Textron plans described above and those of any prior employer. The definition of eligible compensation for purposes of calculating a benefit under the SRP is the same as the definition of eligible compensation under the Spillover Pension Plan as described above, except that eligible compensation under the SRP excludes performance share units awarded after 2005 for participating NEOs other than Mr. French.

        A reduced benefit of between 25% and 45% of their highest consecutive five-year average compensation is earned under this Plan for retirement at the ages of 60 to 64, respectively. Mr. Campbell's contract provides an unreduced benefit at age 62, with initial eligibility at age 59. As of January 3, 2009, Messrs. Campbell and O'Donnell would qualify to receive a benefit under this plan.

        If a participant in this Plan is entitled to receive a retirement benefit under the Textron Spillover Pension Plan or any other non-qualified plan that would be subtracted from the benefit under this plan, the amount of the benefit shall be calculated under the Textron Spillover Pension Plan but the benefit shall be paid exclusively at the time and in the form provided under this Plan, as if the other plan's benefit were part of the Participant's benefit under this Plan, even if even if the Participant is not otherwise eligible to receive any retirement benefit under this Plan (for example, because he retired before his benefit under this Plan vested or because his benefit under the Plan is fully offset by his other plan benefits.

Nonqualified Deferred Compensation

        The table below shows the deferred compensation activity for each NEO during 2008 under non-qualified deferred compensation plans maintained by Textron. Additional details regarding the Deferred Income Plan for Textron Executives can be found in the CD&A.

Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Balance at Last FYE ($) (5)
L.B. Campbell	Deferred Income Plan	$0	$0	$(4,027,098)	$1,144,526
	Spillover Savings Plan	0	43,500	(1,161,083)	337,685
	Suppl Profit Sharing Plan	0	0	(456,848)	129,839

	Total	0	43,500	(5,645,029)	1,612,050
T.R. French	Deferred Income Plan	0	0	(118,505)	821,884
	Spillover Savings Plan	0	23,500	(270,833)	81,131
	Suppl Profit Sharing Plan	0	0	0	0

	Total	0	23,500	(389,338)	903,015
S.C. Donnelly	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	0	9,750	(6,249)	3,501
	Suppl Profit Sharing Plan	0	0	0	0

	Total	0	9,750	(6,249)	3,501
M.L. Howell	Deferred Income Plan	777,683	0	(4,669,037)	10,455,485
	Spillover Savings Plan	0	14,750	(592,205)	170,919
	Suppl Profit Sharing Plan	0	0	(1,342,822)	749,648

	Total	777,683	14,750	(6,604,064)	11,376,052
T. O'Donnell	Deferred Income Plan	1,372,648	340,302	(3,714,327)	11,966,071
	Spillover Savings Plan	0	14,750	(196,762)	58,531
	Suppl Profit Sharing Plan	0	0	0	0

	Total	1,372,648	355,052	(3,911,089)	12,024,602

1)
Deferred Income Plan for Textron Executives:    NEOs deferring compensation into this Plan have forgone current compensation in exchange for an unsecured promise from the company to pay the deferred amount after employment ends. NEOs can defer up to 25% of base salary and up to 80% of certain other cash compensation including Annual IC and PSU payments. The "principal" amount that is deferred can be credited with either a bond rate or a rate of return that tracks Textron stock, including dividend equivalents, based upon the elections made annually by each NEO.

Textron Spillover Savings Plan:    This Plan makes up for forgone company match into the tax-qualified Textron Savings Plan because of federal compensation limits, and as a result of deferring income under the Deferred Income Plan for Textron Executives (DIP). NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the 401(a)(17) limit ($230,000 in 2008) due to federal limits. Contributions under the Spillover Savings Plan are in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents, which are reinvested into stock units.

Textron Supplemental Profit Sharing Plan:    This Plan was closed to new participants, effective December 1993, and contributions ceased in 1999. This was a make-up plan for Textron contributions to a qualified profit sharing plan that were subject to limits imposed by law. The unfunded book-entry accounts reflect an interest account and Textron stock units which earn dividends, which are reinvested into stock units.

2)
The amounts shown in this column include elective deferrals into the DIP. Executives who choose to voluntarily defer a portion of their income into the DIP have reduced their cash compensation in the year of payment in exchange for an unsecured promise by the company to pay the principal and any earnings to the executive upon the executive's termination. The Plan provides certain distribution elections to receive DIP balances upon termination, but in no case can distributions begin until six months have elapsed since the end of the executive's employment (in accordance with Section 409A).

3)
The amounts shown in this column include contributions made by Textron into each executive's notional deferred income account in 2008. As per plan provisions, Textron provides a 10% match on any voluntary deferral into the Textron stock unit account. These amounts also include contributions to the Spillover Savings Plan (SSP), which are also reported in the "All Other Compensation" column in the Summary Compensation table.

For Mr. O'Donnell, this amount also includes two separate contributions of $157,465 (with respect to 1/1/08 and 1/1/09, both of which were made in the current fiscal year), per an amendment to his employment agreement in 2006. This contribution was made in order to compensate Mr. O'Donnell for a reduction in his calculated Supplemental Retirement Benefit.

4)
DIP participants may elect to make their deferrals into either a stock unit account or a Moody's-based interest bearing account. The stock unit account replicates the return on investment for a share of Common Stock, including reinvested dividends. This investment approximated the same rate of return as would have been received by any investor in Textron stock.

The earnings in this column include interest earned on the Moody's account and dividends earned and unrealized share price depreciation.

The interest rates applicable to the Moody's account are either the Moody's Rate or a "Moody's Plus" rate. The Moody's rate is the average Moody's Corporate Bond Yield Index as published by Moody's Investors Service, Inc. The compounded Moody's yield for 2008 was 6.77%, which was applied to all deferrals made subsequent to December 31, 2001.

  For deferrals made prior to January 1988, the rate will be either the Moody's rate plus 3%, but not less than 11%, (the "Moody's Plus" rate) and for deferrals made from January 1988 through December 2001, the rate will be either the Moody's rate plus 2%, but not less than 10%, (the "Moody's Plus" rate), or the Moody's rate, but not less than 8%. The applicable rates depend on the circumstances under which Textron employment ends, as detailed below.

  Per the Plan document, the earnings on the Moody's account balance will be credited using the Moody's Plus rate if Textron employment ends (1) at or after age 62 (other than for less than acceptable performance or by reason of death); (2) as a result of total disability as defined under the Textron Master Retirement Plan; or (3) under other circumstances approved in writing by Textron's Chief Executive Officer and Chief Human Resources Officer.

  To the extent the credited rate exceeds 120% of the long-term Applicable Federal Rate, such earnings are considered "above-market earnings"; in this case, the amount of these earnings that are considered above-market are also reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table. The amount of above-market interest attributable to each executive is as follows: $13,724 for Mr. French, $180,034 for Ms. Howell and $152,136 for Mr. O'Donnell.

5)
For Mr. O'Donnell, the balances in this column include deferrals of $452,745 and $131,248, which were previously reported as 2006 and 2007 compensation, respectively, in the Summary Compensation Table.

Compensation Arrangements Relating to Termination of Employment

        Except for Mr. Donnelly, the NEOs have employment contracts with Textron that provide for a three-year initial term, with successive one-year renewal provisions. Also, the contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreement. The contracts provide excise tax protection, subject to certain conditions, for change in control terminations. Mr. Donnelly does not have an employment agreement with Textron for a specific term, however his letter agreement with the company provides similar separation benefits and excise tax protection in the event of his involuntary termination without cause or termination for good reason.

        The NEO contracts and Mr. Donnelly's letter agreement with the Company provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts. As permitted by his employment contract with Textron, Mr. O'Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O'Donnell does not receive any share in firm income resulting from services provided by the firm to Textron. The Nominating and Corporate Governance Committee annually reviews Textron's relationship with Williams & Connolly.

        The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs, including Mr. French, under existing plans and arrangements if the named executive's employment had terminated on January 2, 2009, the last business day of Textron's 2008 fiscal year. Information is provided with respect to the following termination scenarios—voluntary, for cause, not for cause, change in control, death, disability or retirement, and is based upon the named executive's compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date.

        In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee believes appropriate. The actual amounts that would be paid upon a NEO's termination of employment can be determined only at the time of such executive's separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's share price and the executive's age. In connection with certain terminations of employment, the executive would be required to execute a release of claims and comply with noncompetition provisions to receive all of the benefits provided by his or her employment agreement.

        With respect to Mr. French, who left the company in February 2009, while information has been provided with respect to all the various scenarios, the discussion below under "Payments Made Upon a 'Not for Cause' Termination by the Company or by an Executive for 'Good Reason"' is applicable to his actual departure from the company. The figures in this column of the table related to Mr. French below represent an estimation as of January 3, 2009, of the amounts payable to him under his employment agreement. The actual amounts have not yet been determined and, in some cases where amounts are dependent upon share value, may vary significantly as a result of changes in our share price between January 2, 2009 (the date of the table) and the date or dates used for calculation of the payment due.

        Payments Made Upon a Voluntary Termination by an Executive.    Voluntary termination occurs when the NEO leaves the company at his or her own will (e.g., voluntary resignation). Upon a voluntary termination executives are entitled only to their accrued obligations. Additionally, those executives that are early-retirement eligible (defined as the attainment of one of the following conditions, per the Textron Master Retirement Plan (qualified pension plan): (1) age 60; (2) 20 years of service to Textron; or (3) age 55 with at least 10 years of service to Textron) as of January 3, 2009 (Mr. Campbell, Mr. O'Donnell and Ms. Howell) would be entitled to the following:

  •
  Treatment of Equity Awards:

  •
  Outstanding restricted stock units and performance share units will be subject to pro-rata vesting acceleration through the termination date (although payments under performance share units would be based on actual performance)

  •
  Mr. Campbell's outstanding retention award will be subject to pro-rata vesting acceleration through the termination date

  •
  Unvested stock options shall continue to vest per their normal vesting schedule for a period of 36 months after termination

        Payments Made Upon a Termination "for Cause" by the Company.    A "for cause" termination occurs when an NEO is separated from Textron after engaging in one or more activities specified in the NEO's employment contract, including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the company's Business Conduct Guidelines, or breach of the NEO's fiduciary duties, in each case, that results in material harm to Textron, or (iv) any other material breach of the employment contract. Upon a termination "for cause," executives are entitled only to their accrued obligations.

        Payments Made Upon a "Not for Cause" Termination by the Company or by an Executive for "Good Reason."    A "not for cause" termination (also called "involuntary termination"), occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a "for cause" situation, or at the initiation of the executive for "Good Reason." Under each of the NEO's employment contracts, "Good Reason" generally means the occurrence of one or more of the following: (i) the assignment to the NEO of duties that are materially inconsistent with his or her position, (ii) the material reduction of the NEO's position including, except for the employment contract with Ms. Howell, as a result of Textron having become a subsidiary of another entity and the executive no longer serving in his or her current position for the ultimate parent entity, (iii) the forced relocation of the NEO's principal office, (iv) a reduction in the NEO's salary or other benefits, (v) the failure of the company to deliver to the employee a satisfactory written agreement from any successor to the company to assume and agree to perform under the employment contract, or (vi) other material breach by Textron of the employment contract. Upon a termination "not for cause," or for "Good Reason," the NEOs are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  Two times (two and one half times for Ms. Howell) the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation or (b) for Mr. Campbell and Mr. Donnelly, the average annual cash incentive compensation earned during the last three fiscal years, for Ms. Howell, the highest annual cash incentive compensation earned during the last three fiscal years, or for Mr. French and Mr. O'Donnell, an amount equivalent to the annual cash incentive compensation for the prior fiscal year

  •
  A pro-rated annual cash incentive compensation payment (based on actual performance) for the year of termination

  •
  For Mr. Campbell, full payout of his special performance bonus

  •
  Treatment of Equity Awards (including any early retirement benefits described above for those eligible individuals):

  •
  Outstanding restricted stock units (i) for Mr. Campbell, Ms. Howell, and Mr. O'Donnell, will be subject to pro-rata vesting acceleration through the termination date, and (ii) for Mr. French will be subject to full vesting acceleration for that portion of the awards that would have vested within two years after termination

  •
  Unvested stock options for all NEOs other than Mr. O'Donnell will be subject to full vesting acceleration for that portion of the awards that would have vested within two years (two and one half years for Ms. Howell) after termination

  •
  To the extent not accelerated as provided above, unvested stock options for all NEOs other than Mr. French and Mr. Donnelly will continue to vest per their normal vesting schedule for a period of 36 months after termination because they are all eligible for early retirement

  •
  Performance share units will be subject to pro-rata vesting through the termination date for Mr. Campbell, Mr. Donnelly and Mr. O'Donnell, and subject to full vesting acceleration, based on actual results, for Mr. French and Ms. Howell

  •
  Mr. Campbell's outstanding retention award will be subject to pro-rata vesting acceleration through the termination date

  •
  Mr. French will receive a cash payment of the economic value of all outstanding stock options that are exercisable for less than two and three-quarters years after termination

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans:

  •
  For each NEO other than Mr. French and Mr. O'Donnell, credit for an additional two and one half years of age and service and compensation under all defined benefit-type retirement plans (including the Supplemental Retirement Plan and Spillover Pension Plan)

    •
    Accounts in the Deferred Income Plan will be subject to full vesting acceleration, other than for Mr. O'Donnell

    •
    A payment equal to two times (two and one half times for Ms. Howell) the amount of maximum company annual contribution or match to any defined contribution-type plan in which the executive participates (other than for Mr. French and Mr. O'Donnell)

    •
    Ms. Howell would also be entitled to enhanced early retirement benefits under the Supplemental Retirement Plan

  •
  Continuation of Insurance Coverage:

  •
  Continued coverage (or the cash equivalent thereof) for two years (two and one half years for Ms. Howell) under the company's term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the survivor benefit, accidental death and dismemberment insurance and dependent life insurance plans (other than for Mr. O'Donnell)

  •
  Except for Mr. Donnelly who is not yet eligible for retirement, coverage under retiree health and welfare plans on the same terms that apply to other salaried retirees (Mr. French will also receive two years of additional service credit for purposes of the company's retiree health and retiree life insurance plans; if Mr. French is not eligible for retiree health (with the additional years of service), the company will pay his COBRA coverage for 18 months) (Mr. O'Donnell is entitled to company paid COBRA coverage for 18 months)

        Payments Made Upon a Termination in Connection with a "Change in Control."    A "change in control" termination would occur if an NEO experiences a "not for cause" termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. For purposes of each of the NEO's employment contracts, a "change in control" generally means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron's then outstanding voting stock, (ii) a majority of the members of Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the Textron's voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder approval of an agreement for the sale or disposition of all or substantially all of Textron's assets or a plan of complete liquidation. Upon a termination in connection with a "change in control," executives are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  Three times base salary

  •
  Pro-rated portion of the greater of the termination year target annual cash incentive compensation or the prior year annual cash incentive compensation

  •
  Three times the greater of the highest annual cash incentive compensation (or the average annual cash incentive compensation for Mr. Campbell and Mr. Donnelly) over the three years prior to the earlier of the change of control or the termination, or the termination year target annual cash incentive compensation

  •
  For Mr. Campbell, full payout of his special performance bonus

  •
  Treatment of Equity Awards:

  •
  Outstanding unvested stock options, performance share units and restricted stock units for each of the NEOs, as well as Mr. Campbell's retention grant, will be subject to immediate and full vesting acceleration as of the termination date; PSUs will be paid based upon actual performance through the change in control and assuming target performance after the change in control

  •
  Mr. French would be entitled to cash payment of the economic value of all outstanding stock options that are exercisable for less than three years after termination

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans:

  •
  Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the Supplemental Retirement Plan and Spillover Pension Plan)

  •
  A payment equal to three times the amount of maximum company annual contribution or match to any defined contribution-type plan in which the executive participates

  •
  Ms. Howell would also be entitled to enhanced early retirement benefits under the Supplemental Retirement Plan

  •
  Continuation of Insurance Coverage:

  •
  Continued coverage (or the cash equivalent thereof) for three years under the company's term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the survivor benefit, accidental death and dismemberment insurance and dependent life insurance plans

  •
  Except for Mr. Donnelly, who is not yet eligible for retirement, coverage under the company's retiree health and welfare plans on the same terms that apply to other salaried retirees (Mr. French would also receive three years of additional service credit for purposes of the company's retiree health and retiree life insurance)

  •
  Additional Perquisites.  Outplacement assistance for up to one year following termination

  •
  Tax Gross-Up Payment.  Subject to certain conditions, the company would gross-up severance payments to cover the executive's excise taxes determined in accordance with Section 280G of the Internal Revenue Code.

        Payments Made Upon a Termination in Connection with Death, Disability or Retirement.    Upon a termination in connection with death, disability (as defined in each NEO's employment agreement) or due to his or her retirement at or after the executive's attainment of age 65, executives are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  For Mr. Campbell, payout of his special performance bonus

  •
  For Mr. French, upon a termination for death or retirement, a pro-rata portion of his annual cash incentive compensation for the year of termination (if applicable corporate performance goals are achieved), and, upon a termination due to disability, a pro-rata portion of his prior year's annual cash incentive compensation

  •
  For Ms. Howell, upon a termination due to disability, a payment equal to three times her target annual cash incentive compensation for the termination year and continued base salary (reduced by disability benefits) for two and one half years

    •
    For Mr. O'Donnell, upon a termination due to disability before becoming eligible for the company's disability benefits program, base salary continuation during the period from termination until he becomes eligible for such benefits

  •
  Treatment of Equity Awards:

  •
  For Mr. French, stock options and restricted stock units would be subject to full vesting acceleration as of the termination date

  •
  For Ms. Howell, upon a termination due to disability, outstanding equity awards would be treated the same as if she had been terminated without cause (described above)

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans.  Ms. Howell would receive the same benefits following termination due to disability as she would for termination without cause (described above), and would receive enhanced early retirement benefits upon her death.

  •
  Continuation of Insurance Coverage.  Ms. Howell would receive the same benefits following termination due to disability as she would for termination without cause (described above). Mr. French would be entitled to company-paid health care continuation coverage for 18 months following termination due to disability, death or retirement.

        The following tables show potential payment to our NEOs under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment of each of our NEOs, assuming the termination date to be January 3, 2009, and, where applicable, using the closing price of our common stock of $15.37 (as reported on the NYSE on January 2, 2009, the last trading day of our fiscal year).

Mr. Campbell

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$2,500,000	$2,500,000	$0	$8,578,402	$12,890,633
RSU settled in stock and unvested options	1,567,965	1,567,965	1,567,965	0	1,567,965	2,668,550
Cash settlement of PSU cycles in progress(2)	859,490	859,490	859,490	0	859,490	1,835,464
Retention grants	949,150	949,150	949,150	0	1,188,501	1,188,501
Cash settlement of Deferred Income Plan	1,144,526	1,144,526	1,144,526	1,144,526	1,144,526	1,144,526
Pension benefit(3)	50,397,403	44,419,296	28,175,952	50,397,403	50,397,403	48,226,141
Savings Plan benefit	789,284	789,284	789,284	789,284	812,284	823,784
Other Benefits(4)	0	0	0	0	9,986	136,208
Survivor Death Benefit	723,005	723,005	3,300,000	723,005	723,005	723,005
Tax gross-up	0	0	0	0	0	0

Sub-Total	$56,430,823	$52,952,716	$39,286,367	$53,054,218	$65,281,562	$69,636,812

Less: accumulated deferred income plan and vested pension and savings plan benefits	(53,054,218)	(53,054,218)	(53,054,218)	(53,054,218)	(53,054,218)	(53,054,218)

Amount Triggered due to Termination	$3,376,605	$0	$0	$0	$12,227,344	$16,582,594

Mr. French

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause (5)	Change-In- Control
Cash severance benefit	$0	$1,050,000	$294,945	$0	$3,794,945	$6,300,000
RSU settled in stock and unvested options	0	0	0	0	598,772	1,028,597
Cash settlement of PSU cycles in progress(2)	0	0	0	0	465,682	615,000
Retention grants	0	0	0	0	0	0
Cash settlement of Deferred Income Plan	807,408	821,884	821,884	807,408	821,884	821,884
Pension benefit(3)	2,212,084	2,143,891	1,106,887	2,212,084	2,212,084	15,167,090
Savings Plan benefit	272,036	272,036	272,036	272,036	272,036	306,536
Other Benefits(4)	0	17,984	17,984	0	24,763	105,517
Survivor Death Benefit	0	347,841	2,100,000	0	0	0
Tax gross-up	0	0	0	0	0	8,031,781

Sub-Total	$3,291,528	$4,653,636	$4,613,736	$3,291,528	$8,190,166	$32,376,405

Less: accumulated deferred income plan and vested pension and savings plan benefits	(3,291,528)	(3,291,528)	(3,291,528)	(3,291,528)	(3,291,528)	(3,291,528)

Amount Triggered due to Termination	$0	$1,362,108	$1,322,208	$0	$4,898,636	$29,084,877

Mr. Donnelly

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$0	$0	$0	$4,550,000	$6,165,000
RSU settled in stock and unvested options	0	0	0	0	0	2,396,075
Cash settlement of PSU cycles in progress(2)	0	0	0	0	93,740	668,197
Retention grants	0	0	0	0	0	0
Cash settlement of Deferred Income Plan	0	0	0	0	0	0
Pension benefit(3)	0	0	0	0	0	1,979,514
Savings Plan benefit	35,557	35,557	35,557	35,557	61,103	72,603
Other Benefits(4)	0	0	0	0	7,981	107,320
Survivor Death Benefit	0	0	0	0	0	0
Tax gross-up	0	0	0	0	0	4,738,539

Sub-Total	$35,557	$35,557	$35,557	$35,557	$4,712,824	$16,127,248

Less: accumulated deferred income plan and vested pension and savings plan benefits	(35,557)	(35,557)	(35,557)	(35,557)	(35,557)	(35,557)

Amount Triggered due to Termination	$0	$0	$0	$0	$4,677,267	$16,091,691

Ms. Howell

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$2,336,250	$0	$0	$3,210,464	$3,821,672
RSU settled in stock and unvested options	364,989	364,989	364,989	0	364,989	606,239
Cash settlement of PSU cycles in progress(2)	183,462	183,462	183,462	0	320,285	550,017
Retention grants	0	0	0	0	0	0
Cash settlement of Deferred Income Plan	9,852,754	10,455,485	10,455,485	9,852,754	10,455,485	10,455,485
Pension benefit(3)	9,826,689	8,526,284	5,849,568	9,826,689	16,155,552	15,788,284
Savings Plan benefit	1,180,459	1,180,459	1,180,459	1,180,459	1,209,209	1,214,959
Other Benefits(4)	0	6,720	0	0	6,720	108,614
Survivor Death Benefit	0	214,124	1,575,000	0	0	0
Tax gross-up	0	0	0	0	0	0

Sub-Total	$21,408,353	$22,267,773	$19,608,963	$20,859,902	$31,722,704	$32,545,270

Less: accumulated deferred income plan and vested pension and savings plan benefits	(20,859,902)	(20,859,902)	(20,859,902)	(20,859,902)	(20,859,902)	(20,859,902)

Amount Triggered due to Termination	$548,451	$2,407,871	$0	$0	$10,862,802	$11,685,368

Mr. O'Donnell

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$0	$0	$0	$2,606,714	$4,305,000
RSU settled in stock and unvested options	364,989	364,989	364,989	0	364,989	606,239
Cash settlement of PSU cycles in progress(2)	183,462	183,462	183,462	0	183,462	423,090
Retention grants	0	0	0	0	0	0
Cash settlement of Deferred Income Plan	11,966,071	11,966,071	11,966,071	11,966,071	11,966,071	11,966,071
Pension benefit(3)	12,072,352	11,997,441	5,957,974	12,072,352	12,072,352	12,572,258
Savings Plan benefit	225,584	225,584	225,584	225,584	225,584	260,084
Other Benefits(4)	0	0	0	0	12,410	101,623
Survivor Death Benefit	379,389	379,389	1,575,000	379,389	379,389	379,389
Tax gross-up	0	0	0	0	0	0

Sub-Total	$25,191,847	$25,116,936	$20,273,080	$24,643,396	$27,810,971	$30,613,754

Less: accumulated deferred income plan and vested pension and savings plan benefits	(24,643,396)	(24,643,396)	(24,643,396)	(24,643,396)	(24,643,396)	(24,643,396)

Amount Triggered due to Termination	$548,451	$473,541	$0	$0	$3,167,575	$5,970,358

(1)
Mr. Campbell, Ms. Howell and Mr. O'Donnell were eligible for early-retirement due to their age and service with the Company as of January 3, 2009, while Mr. Donnelly and Mr. French are not yet early-retirement eligible; as such, in each case, the benefits included in the "voluntary" column in the tables above are reflective of the benefits that would be payable to these executives if "retirement" had occurred on January 3, 2009.

(2)
Potential PSU payouts have been calculated assuming that the 2007-2009 PSU cycle will be paid at 99.0% of target, 2008-2009 PSU cycle at 52.3% of target, and the 2008-2010 PSU cycle at 47.3% of target.

(3)
Potential pension benefits have been calculated assuming (a) a discount rate of 6.25%; (b) a normal retirement age of 65 for all NEOs except for Mr. Campbell (age 62); and (c) the election by each NEO of a 50% Joint & Survivor annuity which provides benefits to the NEO's surviving spouse upon the NEO's death equal to 50% of the benefit otherwise paid to the NEO.

(4)
Includes (a) health and welfare benefits, and (b) outplacement assistance for one year (administrative assistant, office space, office equipment) for all NEOs under the "Change-In-Control" scenario.

(5)
The actual values paid to Mr. French relative to his departure from Textron in February 2009, will vary from those shown in the table above due to factors such as share price fluctuation and additional credited service since January 3, 2009.

Equity Compensation Plan Information

        The following table sets forth as of the end of Textron's 2008 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights, and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,360,026	(1)	$38.50	10,300,861
Equity compensation plans not approved by security holders	60,000	(2)	N/A	0
Total	11,420,026		$38.50	10,300,861

(1)
Includes 2,345,497 unvested shares that may be issued under previously granted restricted stock units.

(2)
Represents unvested shares underlying a retention award previously granted to Mr. Campbell, however, upon vesting, if Mr. Campbell meets his share ownership requirement, this award will be settled in cash.

Transactions with Related Persons

        Since the beginning of Textron's 2008 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

        Under Textron's Corporate Governance Guidelines and Policies, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as "Interested Transactions with Related Parties" under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the company is a participant, in which the aggregate amount involved in any calendar year exceeds or is expected to exceed $120,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve or ratify such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2009, but as a matter of good corporate governance the Board is asking shareholders to ratify that appointment of Ernst & Young LLP as independent registered public accounting firm for 2009. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

        The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron's annual financial statements, the reviews of the financial statements in Textron's Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2008 and 2007 and fees billed in 2008 and 2007 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2008	2007
Audit Fees	$8,573,000	$9,629,000
Audit-Related Fees(1)	1,938,000	2,148,000
Tax Fees(2)	605,000	1,156,000
All Other Fees	0	0

Total Fees	$11,116,000	$12,933,000

(1)
Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)
Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services.

        Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

        All audit-related services, tax services and other services for 2008 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission's rules on auditor independence.

        The Board of Directors recommends a vote FOR ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 4 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

 SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2010 ANNUAL MEETING

        Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders must be received by Textron on or before November 11, 2009.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's Amended and Restated By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later or, between November 23, 2009 and January 22, 2010, for the 2010 annual meeting. The notice must include a description of the proposed business, the text of the proposal or business or of any proposed resolution or By-law amendment, the reasons for conducting the business at the meeting and any material interest in the business of the proposing shareholder or any beneficial owner on whose behalf the business is being proposed, as well as the name, address and Textron stock ownership information for the shareholder giving the notice and the beneficial owner, if any, on whose behalf the business is being proposed and a representation that such shareholder intends to appear in person at the meeting. In addition, as to the shareholder, or if the notice is given on behalf of a beneficial owner, as to such beneficial owner, certain other information, including a description of any agreement, arrangement or understanding with respect to the business being proposed or related to derivative ownership or voting power of Textron stock. A written consent to the disclosure of such information must also be provided. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the company's shares may deliver only one copy of the company's proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the company by telephone at (401) 457-2353 or by submitting a written request to the corporate secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

Frederick K. Butler Vice President Business Ethics and Corporate Secretary
March 11, 2009

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

 Appendix A

Independence of Directors

        Generally.    No more than three of the Directors will not be independent Directors as such term is defined in the listing standards of the Company and the NYSE as set forth below.

        Definition of "Independence."    Under the NYSE standards, no Director qualifies as "independent" unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

          (a)   the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

          (b)   the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

          (c)   (i) the Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (ii) the Director is a current employee of such a firm, (iii) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (iv) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

          (d)   the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee; and

          (e)   the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million and 2% of such other company's consolidated gross revenues.

        Categorical Standards of Independence.    The Board of Directors has determined that the following relationships will not be considered material relationships that would impair a Director's independence:

I.
Business Relationships.

          (a)   The Company does business with a Director's business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person's consolidated gross revenues;

          (b)   A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company's preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

          (c)   A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm's consolidated gross revenues;

          (d)   An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank's or consulting firm's consolidated gross revenues; and

          (e)   The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

II.
Relationships with Not-for-Profit Entities.

          (a)   A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization's aggregate annual charitable receipts during the entity's preceding fiscal year. (The Company's automatic matching of employee charitable contributions are not included in the Company's contributions for this purpose.)

        Definition of "Immediate Family Member."    For purposes of the independence standards described above, an "immediate family member" includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When applying the "look-back" provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Standard of Independence for Audit Committee Membership.    Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its committees, accept any compensatory fee from Textron or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries.

        Director Disclosure and Board Determination.    Each Director is required to disclose to the Company certain relationships between and among that Director, the Company, and senior management of the Company in order to allow for an appropriate determination of that Director's independence. Each Director shall promptly disclose to the Corporate Secretary, who will then notify the Chairman, the Lead Director and the Chair of the Nominating and Corporate Governance Committee with respect to, any change in circumstances that may affect his or her independence.

        The determination that a Director is independent or eligible to serve on the Audit Committee shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee; such determination shall be made by the Board at least annually and at the next Board meeting after the Board receives information from or in connection with a Director indicating a significant change in information previously received.

        Related Party Transactions.    It is the policy of the Board that all Interested Transactions with Related Parties shall be subject to approval or ratification in accordance with the procedures set forth below.

          (a)   The Nominating and Corporate Governance Committee shall review the material facts of all Interested Transactions that require the Committee's approval and either approve or disapprove of the entry into the Interested Transaction. If advance Committee approval of an Interested

  Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction.

        No Director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the Director shall provide all material information concerning the Interested Transaction to the Nominating and Corporate Governance Committee.

        If an Interested Transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for the Company's management to follow in its ongoing dealing with the Related Party. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Committee's guidelines and that the Interested Transaction remains appropriate.

          (b)   An "Interested Transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $100,000; in any calendar year, the Company is a participant, and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a Director or a less than 10 percent beneficial owner of another entity).

        A "Related Party" is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company's Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

1 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: TEXTRON INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 22, 2009 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or through the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O’Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 22, 2009, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement. (Continued and to be signed on the reverse side) ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 22, 2009, 11:00 a.m. EDT Renaissance Providence Hotel 5 Avenue of the Arts Providence, Rhode Island

ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 22, 2009, 11:00 a.m. EDT Renaissance Providence Hotel 5 Avenue of the Arts Providence, Rhode Island IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009 The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended January 3, 2009 and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 are available at www.textron.com/Investor Relations—Annual Report and Proxy Materials. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends that you vote “FOR” the nominees listed below. 1. Lewis B. Campbell 2. Lawrence K. Fish 3. Joe T. Ford The Board of Directors recommends that you vote “FOR” proposal 4. 4. Ratification of appointment of independent registered public accounting firm. This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed above, and FOR proposal 4, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 00003330300000000000 5 042209 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION. FOR AGAINST ABSTAIN

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends that you vote “FOR” the nominees listed below. 1. Lewis B. Campbell 2. Lawrence K. Fish 3. Joe T. Ford The Board of Directors recommends that you vote “FOR” proposal 4. 4. Ratification of appointment of independent registered public accounting firm. This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed above, and FOR proposal 4, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 22, 2009, 11:00 a.m. EDT Renaissance Providence Hotel 5 Avenue of the Arts Providence, Rhode Island INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: x --------------- ---------------- 00003330300000000000 5 042209 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009. The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended January 3, 2009 and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 are available at www.textron.com/Investor Relations—Annual Report and Proxy Materials. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications electronically exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. If you vote by telephone or through the Internet, please DO NOT mail back this proxy card. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.